UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

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8x8, Inc.
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8X8, INC.

NOTICE OF THE 2015 ANNUAL MEETING OF STOCKHOLDERS

JULY 23, 2015

Dear Stockholder:

The 2015 Annual Meeting of Stockholders (the "2015 Annual Meeting") of 8x8, Inc., a Delaware corporation (the "Company"), will be held Thursday, July 23, 2015, at 10:00 a.m., local time, at the corporate offices of the Company at 2125 O'Nel Drive, San Jose, California 95131, for the following purposes:

  To elect seven directors to hold office until the 2016 Annual Meeting of Stockholders and until their respective successors have been elected and qualified. The nominees are Bryan R. Martin, Guy L. Hecker, Jr., Vikram Verma, Eric Salzman, Ian Potter, Jaswinder Pal Singh, and Vladimir Jacimovic; and

  To ratify the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2016.

These items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on June 2, 2015, are entitled to notice of and to vote at the 2015 Annual Meeting or at any adjournment or postponement thereof.

All stockholders are cordially invited to attend the 2015 Annual Meeting in person. However, to ensure your representation at the 2015 Annual Meeting, you are urged to vote as promptly as possible. Any stockholder of record attending the 2015 Annual Meeting may vote in person even if he or she has previously returned a proxy. For ten days prior to the 2015 Annual Meeting, a complete list of stockholders entitled to vote at the 2015 Annual Meeting will be available for examination by any stockholder for any purpose relating to this 2015 Annual Meeting, during ordinary business hours at the Company's corporate headquarters located at 2125 O'Nel Drive, San Jose, California 95131.

By Order of the Board of Directors

Bryan R. Martin
Chairman

San Jose, California
June 25, 2015

8X8, INC.

2125 O'Nel Drive
San Jose, California 95131

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The accompanying proxy is solicited by the Board of Directors (the "Board") of 8x8, Inc. (referred to throughout this proxy statement as "8x8," the "Company," "we," "us," and "our"), a Delaware corporation, for use at the 2015 Annual Meeting of Stockholders (the "2015 Annual Meeting") to be held July 23, 2015, at 10:00 a.m., local time, or at any adjournment thereof. The 2015 Annual Meeting will be held at our principal executive offices at 2125 O'Nel Drive, San Jose, California 95131. Our telephone number is (408) 727-1885.

This proxy statement, the accompanying proxy card and our Annual Report on Form 10-K for the year ended March 31, 2015 ("Annual Report") are being mailed on or about June 26, 2015 to all stockholders of our common stock as of the record date of June 2, 2015 (the "Record Date"). On the Record Date, we had 88,172,901 shares of common stock issued and outstanding held in street name or by registered stockholders.

Furthermore, stockholders who wish to view our Annual Report, as filed with the Securities and Exchange Commission, or the SEC, including our audited financial statements, will find it available on the Investor Relations section of our website at http://www.8x8.com. To request a printed copy of our proxy and Annual Report, which we will provide to you free of charge, either: write to 8x8's Investor Relations Department at 8x8, Inc., 2125 O'Nel Drive, San Jose, CA 95131; call us at (866) 587-8516; or email us at 2015@8x8.com.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE 2015 ANNUAL MEETING

Q: What information is contained in this proxy statement?

A: The information in this proxy statement relates to the proposals to be voted on at the 2015 Annual Meeting, the voting process, our corporate governance, the compensation of our directors and named executive officers in fiscal 2015, and certain other required information.

Q: What shares can I vote?

A: Each share of 8x8 common stock issued and outstanding as of the Record Date is entitled to vote on all proposals presented at the 2015 Annual Meeting. You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner in street name.

Q: How many votes am I entitled to per share?

A: Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the Record Date.

Q: Can I attend the 2015 Annual Meeting?

A: You are entitled to attend the 2015 Annual Meeting only if you were an 8x8 stockholder or joint holder as of the Record Date, or if you hold a valid proxy for the 2015 Annual Meeting. You should be prepared to present government-issued photo identification (such as a driver's license or passport) for admittance. If you are not a stockholder of record but hold shares in street name through a broker, trustee or nominee, you should be prepared to provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to June 2, 2015, a copy of the voting instruction card provided by your bank, broker, trustee or nominee, or other similar evidence of ownership.

The meeting will begin promptly at 10:00 a.m., local time. Check-in will begin at 9:30 a.m., local time, and you should allow ample time for the check-in procedures.

Q: How can I vote my shares in person at the 2015 Annual Meeting?

A: Shares held in your name as the stockholder of record may be voted by you in person at the 2015 Annual Meeting. Shares held beneficially in street name may be voted by you in person at the 2015 Annual Meeting only if you obtain a valid proxy, or "legal proxy," from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the 2015 Annual Meeting, we recommend that you also submit your voting instructions prior to the meeting to ensure your vote will be counted if you later decide not to attend the meeting.

Q: How can I vote my shares without attending the 2015 Annual Meeting?

A: If you hold shares directly as the stockholder of record, you may direct how your shares are voted without attending the 2015 Annual Meeting in accordance with the instructions included in the proxy statement and proxy. Our Chief Executive Officer and our Chief Financial Officer have been designated by the Board to be the proxy holders for the 2015 Annual Meeting. They will cast votes for Proposal Nos. One and Two at the meeting in accordance with the direction provided in the proxy.

Q: Can I change my vote?

A: Your proxy is revocable and you may change your vote at any time prior to the vote at the 2015 Annual Meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), by providing a written notice of revocation to 8x8, Inc., Attn: Secretary, 2125 O'Nel Drive, San Jose, CA 95131, prior to your shares being voted, or by attending the 2015 Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee following the instructions they provided or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Q: How many shares must be present or represented to conduct business at the 2015 Annual Meeting?

A: The quorum requirement for holding and transacting business at the 2015 Annual Meeting is that holders of a majority of the voting power of the issued and outstanding shares of our common stock must be present in person or represented by proxy. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Q: What is the voting requirement to approve each of the proposals?

A: The voting requirements for the proposals that we will consider at the Annual Meeting are:

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Proposal No. 1-Election of Directors. The seven nominees receiving the most votes cast "FOR" his election shall be elected as directors, provided that pursuant to a policy adopted by the Board, any director nominee who fails to receive more votes cast "FOR" his election than "WITHHELD" is expected to tender his resignation to the Nominating Committee of the Board, which is authorized to consider each resignation tendered under the policy and recommend to the Board whether or not to accept the resignation.

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Proposal No. 2-Ratification of Appointment of Moss Adams LLP as Independent Registered Public Accounting Firm. An affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote on this proposal at the Annual Meeting is necessary for approval of this proposal.

Q: What happens if additional matters are presented at the 2015 Annual Meeting?

A: Other than the items of business described in this proxy statement, we are not aware of any additional business to be acted upon at the 2015 Annual Meeting. If you grant a proxy, the named proxy holders, Vikram Verma and Mary Ellen Genovese, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting except with respect to broker non-votes, as explained below. If, for any reason, any of our nominees is not available as a candidate for director, the named proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q: How will votes be counted at the 2015 Annual Meeting?

A: An automated system administered by Broadridge Financial Solutions, Inc. ("Broadridge") will tabulate stockholder votes by proxy instructions submitted by beneficial owners over the Internet, by telephone, or by proxy cards mailed to Broadridge. Our transfer agent, Computershare Investor Services, will tabulate stockholder votes submitted by proxies submitted by stockholders of record other than beneficial owners. The inspector of the election will tabulate votes cast in person at the 2015 Annual Meeting.

Q: How are "broker non-votes" and abstentions treated?

A: Brokers holding shares in street name for customers have discretionary authority to vote on some matters when they have not received instructions from the beneficial owners of shares. Under the Delaware General Corporation Law, an abstaining vote and a broker "non-vote" are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the Annual Meeting. A broker "non-vote" occurs when a broker or other nominee holding shares for a beneficial owner signs and returns a proxy with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in "street name") but does not vote on a particular matter due to a lack of discretionary voting power and instructions from the beneficial owner. Under listing rules governing voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters but not on non-routine matters. At the Annual Meeting, the uncontested election of nominees for the Board is a non-routine matter under these rules. Brokers that do not receive instructions from the beneficial owners of the shares are entitled to vote only on Proposal No. 2 (the ratification of appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal 2016 audit).

Broker non-votes are considered present but not entitled to vote at the meeting. They will not affect the outcome of the vote on any of the proposals at the Annual Meeting because broker non-votes are excluded from the tabulation of votes cast on each proposal. Abstentions are counted as present and entitled to vote for purposes of establishing a quorum. An abstention will have no effect on the election of directors under Proposals No. 1. However, an abstention will have the same effect as a vote "against" the ratification of the appointment by the Audit Committee of Moss Adams LLP as our independent registered public accounting firm for the fiscal 2016 audit under Proposal No. 2, because a vote in favor of this proposal from a majority of the shares present in person or by proxy and entitled to vote is needed for approval.

Q: Who will serve as inspector of elections?

A: The inspector of elections will be a representative from the Company.

Q: What should I do if I receive more than one set of voting materials?

A: You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate proxy card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote using each control number and proxy card that you receive.

Q: Who will bear the cost of soliciting votes for the 2015 Annual Meeting?

A: We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for any Internet access charges you may incur. If you choose to vote by telephone, you are responsible for any telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.

PROPOSAL NO. ONE:

ELECTION OF DIRECTORS

Nominees

The Board currently consists of seven directors, all of whom have been nominated for re-election at the 2015 Annual Meeting and have agreed to serve if elected.

Proxies cannot be voted for a greater number of persons than the number of nominees named. Each of the directors elected at the 2015 Annual Meeting will hold office until the 2016 Annual Meeting of Stockholders or until his successor has been duly elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of our seven nominees named below, all of whom are directors currently serving on the Board. In the event that any of our nominees becomes unable or declines to serve as a director at the time of the 2015 Annual Meeting, the proxy holders will vote the proxies for any substitute nominee who is designated by the current Board to fill the vacancy. It is not expected that any nominee listed below will be unable or will decline to serve as a director. The names of the nominees and certain information about each of them are set forth below.

Name	Age	Principal Occupation	Director Since
Bryan R. Martin	47	Chairman of the Board and Chief Technology Officer 8x8, Inc.	2001
Guy L. Hecker, Jr. (1)(2)(3)(4)	83	Major General, USAF, Retired	1997
Vikram Verma	50	Chief Executive Officer, 8x8, Inc.	2012
Eric Salzman (1)(3)(4)	48	Managing Member, SarniHaan Capital Partners LLC	2012
Ian Potter (1)(3)	51	Managing Partner of Lion City Capital Partners	2013
Jaswinder Pal Singh(1)	49	Professor of Computer Science at Princeton University and Chairman and Co-Founder of Gwynnie Bee, Inc.	2013
Vladimir Jacimovic	51	Managing Partner, Continuum Capital Partners	2014

(1) Member of the Audit Committee
(2) Lead director
(3) Member of the Compensation Committee
(4) Member of the Nominating Committee

Except as indicated below, each nominee or incumbent director has been engaged in the principal occupation set forth above during the past five years. There are no family relationships between any of our directors or executive officers. There are also no arrangements or understandings between any director, nominee or executive officer and any other person pursuant to which he or she has been or will be selected as a director and/or executive officer.

Bryan R. Martin has served as Chairman of the Board since December 2003, has served as Chief Technology Officer since September 2013, and as a director since February 2001. From February 2002 to September 2013, he served as Chief Executive Officer.  From March 2007 to November 2008, and again from April 2011 to December 2011, he served as President. From February 2001 to February 2002, he served as President and Chief Operating Officer. He served as Senior Vice President, Engineering Operations from July 2000 to February 2001 and as the Company's Chief Technical Officer from August 1995 to August 2000. He also served as a director from January 1998 to July 1999. In addition, Mr. Martin served in various technical roles for the Company from April 1990 to August 1995. He received a B.S. and a M.S. in Electrical Engineering from Stanford University. We believe Mr. Martin's qualifications to serve as a director include his tenure as our Chief Executive Officer and as a member of our Board, his more than 25 years of service to us with extensive experience in the development and sale of communications technologies and services and the 47 United States patents issued to him in the fields of semiconductors, computer architecture, video processing algorithms, videophones and communications.

Major General Guy L. Hecker, Jr. has served as a director since August 1997 and lead director since January 2010. He was the founder of Stafford, Burke and Hecker, Inc., a consulting firm based in Alexandria, Virginia, and served as its President from 1982 to 2008. Prior to his retirement from the United States Air Force in 1982, Major General Hecker's duties included serving as Director of the Air Force Office of Legislative Liaison and an appointment in the Office of the Deputy Chief of Staff, Research, Development and Acquisition for the Air Force. Earlier, he served as a pilot and commander in both fighter and bomber aircraft units, including command of a bomber wing and an air division. During his Air Force career, Major General Hecker was awarded a number of military decorations, including the Air Force Distinguished Service Medal, the Silver Star, the Legion of Merit (awarded twice) and the Distinguished Flying Cross. He currently serves on the board of directors of NavCom Defense Electronics. Major General Hecker received a B.A. from The Citadel, an M.A. in International Relations from George Washington University, an honorary Ph.D. in military science from The Citadel and completed the management development program at Harvard Business School. We believe that Major General Hecker's qualifications to serve on the Board include his extensive business and investing experience, including the founding of a successful business at Stafford, Burke and Hecker after retiring from the Air Force and his involvement in venture capital investing including being an initial investor in Micron Computer, a subsidiary of Micron Technology, Inc., prior to its initial public offering and a director and principal shareholder of NavCom Defense Electronics since its founding in 1984.

Vikram Verma has served as Chief Executive Officer since September 2013 and as a director since January 2012.  From 2008 to August 2013, Mr. Verma was President of Strategic Venture Development at Lockheed Martin with responsibility for monetizing existing Lockheed Martin technologies in new global commercial markets through technology incubators, intellectual property licensing and international strategic partnerships. From 2006 to 2008, Mr. Verma was President of IS&GS Savi Group, a Lockheed Martin technology and information services division providing real-time supply chain management and security solutions for government and commercial markets worldwide.  Prior to that, he was Chairman and Chief Executive Officer of Savi Technology, Inc., a leader in RFID-based tracking and security solutions and a pioneer in using RFID tags to track cargo containers and their content globally via public and private clouds.  Savi was acquired by Lockheed Martin in 2006.  Mr. Verma holds a B.S degree from the Florida Institute of Technology, a M.S.E degree from University of Michigan and the graduate degree of Engineer in electrical engineering from Stanford University. He has also attended executive management programs at the Harvard Business School, Stanford Graduate School of Business and the University of California at Berkeley Haas School of Business. He has been granted eight patents and has won numerous other accolades including being named a "Technology Pioneer" by the World Economic Forum in Davos, Switzerland and a Tau Beta Pi - Williams Fellow. We believe Mr. Verma's qualifications to serve as a director, in addition to being our Chief Executive Officer, include his experience leading Savi Technology, Inc. through its growth and eventual sale to Lockheed Martin and his expertise bringing advanced technology-based solutions to new domestic and international markets, all of which are critical components for our business success.

Eric Salzman has served as director since February 2012. Mr. Salzman currently serves as the Managing Member of SarniHaan Capital Partners, LLC, a boutique consulting firm he established to provide high impact strategic advice to public and private technology companies and maintains an investment banking affiliation with Monarch Capital Group, LLC. Mr. Salzman previously spent several years at Lehman Brothers Inc., including as Managing Director in the Private Equity and Principal Investing Group and Managing Director in the Global Trading Strategies Division. Prior to Lehman, Mr. Salzman was an investment professional at a private equity affiliate of Credit Suisse Asset Management and was a financial analyst in the M&A Group of First Boston.  Mr. Salzman has extensive public and private board experience having served on over twelve boards and is currently a director at three private equity owned technology companies.  Mr. Salzman graduated with an MBA from the Harvard Graduate School of Business and a BA Honors from the University of Michigan. We believe Mr. Salzman's qualifications to serve as a director include his 20 years of experience working in the financial services industry, his investment experience in the telecommunications industry and his past experience working in private equity.

Ian Potter has served as a director since September 2013. Mr. Potter is currently a Distinguished Fellow with INSEAD's Global Private Equity Initiative, a Founding Partner of Lion City Applied Science and the Managing Partner of Lion City Capital Partners. Lion City Capital Partners is a privately held investment holding company in Singapore that seeks to make direct investments in technology and natural resources companies. From 1994 until his retirement in 2014, he worked for Morgan Stanley in Asia where he supervised all aspects of the firm's commodity business while serving on a number of internal and external private company boards. During this time, he opened the group's New Delhi, Shanghai, and Tokyo offices and was responsible for developing the group's capacity across the region and expanding its product offerings. Mr. Potter began his career in finance in London and New York working for Chase Manhattan Bank N.A. where he contributed to the development of the bank's interest rate and currency derivatives business. He holds an MBA from INSEAD in France and a BA from Queen's University in Canada. We believe Mr. Potter's qualifications to serve as a director include his 25 years in international business development, management, and operational experience.

Jaswinder Pal Singh has served as a director since October 2013.  Dr. Singh is currently a Full Professor of Computer Science at Princeton University, where he has served on the faculty for over 20 years. He is also a director of InMobi, a mobile advertising company, and of Gwynnie Bee, Inc., an Internet technology company in the retail space. Previously, he was Co-founder and Chief Technology Officer at FirstRain, Inc., a SaaS provider of market intelligence solutions for the enterprise, where he led the development of award-winning technologies and products for web-based communication and information access. Dr. Singh also served as an advisor to Right Media, Inc., a SaaS online advertising exchange that was acquired by Yahoo in 2007, and later led the development of Yahoo's innovative next-generation advertising marketplace.  Dr. Singh has a BSE degree from Princeton University and obtained his MS and PhD degrees from Stanford University. We believe Dr. Singh's qualifications to serve as a director include his qualification as a leading authority on scalable computing systems, infrastructure and applications and his service to several technology companies.  He also is a coauthor of Parallel Computer Architecture: A Hardware-Software Approach, the leading textbook in parallel computing, an inventor under of several patents, and an author of over 75 published research papers.

Vladimir Jacimovic has served as a director since March 2014. Mr. Jacimovic is the Founder and Managing Partner of Continuum Capital Partners, an investment firm that specializes in crossover investments targeting private and public technology companies. Previously, Mr. Jacimovic was a Partner at New Enterprise Associates (NEA), a leading global venture capital firm focused on helping entrepreneurs build transformational businesses across multiple stages, sectors and geographies, and a Managing Director at Crosslink Capital, a leading stage-independent venture capital firm. Since beginning his venture career in 1996, Mr. Jacimovic has been involved in more than 30 investments in software, communications, and technology enabled services. We believe Mr. Jacimovic qualifications to serve as director include his 25 years of investing and operating experience with high growth companies in the technology and services industry with specific expertise in the SaaS, big data and security segments.

Vote Required and Recommendation

The seven nominees receiving the most votes cast "FOR" his selection shall be elected as directors at the Annual Meeting; provided that any director nominee who fails to receive more votes cast "FOR" his selection than "WITHHELD" is expected to tender his resignation to the Nominating Committee of the Board, which is authorized to consider each resignation tendered under the policy and recommend to the Board whether or not to accept the resignation.

The Board unanimously recommends that the stockholders vote "FOR" the election of the nominees set forth above.

PROPOSAL NO. TWO:

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board is directly responsible for the appointment of our independent registered public accounting firm. The Audit Committee has appointed Moss Adams LLP, Independent Registered Accounting Firm, to audit our financial statements for the fiscal year ending March 31, 2016. The Board proposes that the stockholders ratify this appointment. The Audit Committee understands the need for Moss Adams LLP to maintain objectivity and independence in its audits of our financial statements.

The Audit Committee retained Moss Adams LLP to audit our consolidated financial statements for fiscal 2015 and also to provide other auditing and non-auditing services in fiscal 2015. The Audit Committee has reviewed all non-audit services provided by Moss Adams LLP and has concluded that the provision of such services was compatible with maintaining Moss Adams LLP's independence in the conduct of its auditing functions.

To help ensure the independence of the independent registered public accounting firm, the Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for us by our independent registered public accounting firm. The Audit Committee may delegate to one or more of its members the authority to grant the required approvals, provided that any exercise of such authority is presented to the full Audit Committee at its next regularly scheduled meeting.

The following table sets forth the aggregate fees billed to us by Moss Adams LLP for the fiscal years ended March 31, 2015 and 2014:

Service Categories	Fiscal 2015	Fiscal 2014
Audit fees (1)	$452,000	$543,000
Audit-related fees (2)	$13,000	$12,000
Tax fees (3)	$0	$101,348
All other fees (4)	$2,367	$2,367
Total	$467,367	$658,715

(1)

Audit fees consist of fees for professional services provided in connection with (i) the audit of our financial statements; (ii) audit of our internal control over financial reporting; (iii) reviews of our quarterly financial statements; and (iv) filing Form S-8 registration statements with the SEC.

(2)	Audit-related fees consist of fees for professional services provided in conjunction with the audit of our employee benefit plan.
(3)	Tax fees consist of fees billed for professional services rendered for tax consultations.
(4)	All other fees include fees for an online accounting research tool.

Vote Required and Recommendation

The ratification of the selection of Moss Adams LLP as our independent registered public accounting firm for fiscal 2016 will require the affirmative vote of holders of a majority of the shares entitled to vote on this matter. Abstentions will be counted for purposes of determining the presence or absence of a quorum, but are not counted as affirmative votes. In the event that stockholders fail to ratify the appointment, the Audit Committee may reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests.

Representatives of Moss Adams LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The Board unanimously recommends that the stockholders vote "FOR" the proposal to ratify our Audit Committee's appointment of Moss Adams LLP to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2016.

CORPORATE GOVERNANCE

Information Regarding the Board and its Committees

The Board held a total of seven meetings during fiscal 2015. The non-employee members of the Board also met four times in regularly scheduled executive sessions without management present. Every director attended all of the meetings of the Board and committees of the Board during the time and upon which such directors served during fiscal 2015. The Board acted three times by written consent during fiscal 2015.

The Board has an Audit Committee, a Compensation Committee, and a Nominating Committee. The Board has adopted charters for each of these committees that are available on our website under "Corporate Governance" which can be found at http://investors.8x8.com.

Director Independence

The Board has determined that the following directors are "independent" as defined under Marketplace Rule 5605(a)(2) of the listing rules of the NASDAQ Stock Market ("NASDAQ"): Major General Hecker, Mr. Salzman, Mr. Potter, Dr. Singh, and Mr. Jacimovic. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with us that would impair his independence. The Board has established guidelines to assist it in determining director independence, which conform to the independence requirements in the NASDAQ listing rules. The Board has concluded that there are no business relationships that are material or that would interfere with the exercise of independent judgment by any of the independent directors in their service on the Board or its committees. Each of the Board's Audit, Compensation and Nominating Committees is comprised solely of independent directors in accordance with the NASDAQ listing rules.

Audit Committee

The Audit Committee oversees our corporate accounting and financial reporting process and performs several functions in the performance of this role. Among other responsibilities as set forth in our Audit Committee charter, the Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on our audit engagement team as required by law; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; and discusses with management and the independent auditors the results of the annual audit and the results of the reviews of our quarterly financial statements. The Audit Committee is also responsible for reviewing and approving all business transactions between us and any director, officer, affiliate or related party, including transactions required to be reported in our proxy statement, of which there have been none since the end of fiscal year 2013.

The current members of the Audit Committee are Major General Hecker (Chairman), Mr. Salzman, Mr. Potter, and Dr. Singh. The Board has determined that each of these directors meets the requirements for membership to the Audit Committee, including the independence requirements of the SEC and the NASDAQ listing standards under Marketplace Rule 5605(c)(2) and SEC Rule 10A-3(b)(i). The Board has identified Major General Hecker as the member of the Audit Committee who is an "audit committee financial expert" as defined under Item 407(d)(5)(ii) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 (the "Exchange Act"), but that status does not impose on his duties, liabilities or obligations that are greater than the duties, liabilities or obligations otherwise imposed on him as a member of our Audit Committee or our Board. The Audit Committee held four meetings during fiscal 2015. The Audit Committee held four executive sessions during fiscal 2015 and did not act by written consent during fiscal 2015.

Compensation Committee

The Compensation Committee recommends the compensation of the Chief Executive Officer to the Board for its approval and reviews the Chief Executive Officer's recommendations to the Board concerning the compensation of our employees and the administration of our stock-based award and employee stock purchase plans. The Compensation Committee held five meetings during fiscal 2015. The Compensation Committee currently consists of Mr. Salzman (Chairman), Major General Hecker, and Mr. Potter, who are independent directors as currently defined in the NASDAQ listing rules. The Compensation Committee acted once by written consent during fiscal 2015.

Nominating Committee

The Nominating Committee is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company, consistent with criteria approved by the Board, reviewing and evaluating the suitability of incumbent directors for continued service on the Board, recommending to the Board candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, and assessing the performance of management and the Board. Pursuant to the charter of the Nominating Committee, all members of the Nominating Committee must be qualified to serve under the NASDAQ listing rules and any other applicable law, rule regulation and other additional requirements that the Board deems appropriate. The Nominating Committee currently consists of Major General Hecker (Chairman) and Mr. Salzman. The Nominating Committee held one meeting during fiscal 2015 and has recommended all current directors for nomination to be elected as directors at the May 19, 2015 Annual Meeting. The Nominating Committee did not act by written consent during fiscal 2015.

Board Structure and Lead Director

We believe the current size of the Board is suited to the size of our current operations. Upon appointment of Mr. Verma as Chief Executive Officer, Bryan R. Martin, Chief Executive Officer and Chairman of the Board prior to Mr. Verma's appointment, became our Chief Technology Officer, and retained his position as Chairman of the Board. The Board believes that the separation of the offices of the Chairman and Chief Executive Officer is appropriate at this time because it allows our Chief Executive Officer to focus primarily on our business strategy, operations and corporate vision. However, the Board does not have a policy mandating that the roles of Chairman and Chief Executive Officer continue to be separated. Our Board elects our Chairman and our Chief Executive Officer, and each of these positions may be held by the same person or may be held by different people. We believe it is important that the Board retain flexibility to determine whether the two roles should be separate or combined based upon the Board's assessment of the company's needs and leadership at a given point in time.

In January 2010, the Board created the independent director position of lead director and appointed Major General Hecker to be our first lead director. The lead director is responsible for (i) establishing the agenda for the executive sessions held by non-management directors of the Board and acting as chair of those sessions, (ii) polling the other non-management directors for agenda items both for regular board meetings and executive sessions of the non-management directors and (iii) working with the Chairman of the Board and Chief Executive Officer on the agenda for regular Board meetings.

Consideration of Director Nominees

Stockholder Nominations and Recommendations. It is the policy of the Nominating Committee to consider both recommendations and nominations for candidates to the Board from stockholders. Under our recently amended by-laws, stockholders of record may nominate candidates for director proposed by a stockholder at an annual meeting, or a special meeting of stockholders at which directors are to be elected, by complying timely with the notice requirements set forth in the by-laws. Stockholder recommendations for candidates to the Board must be directed in writing to our Secretary at the address of our principal executive offices at 2125 O'Nel Drive, San Jose, California 95131.

To be timely, a stockholder's notice proposing the nomination of a director at an annual meeting shall be delivered to or mailed and received at the corporation's principal executive offices not less than 90 nor more than 120 calendar days in advance of the first anniversary of the previous year's annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting is more than 30 calendar days earlier than the date contemplated at the time of the previous year's proxy statement, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which the date of the annual meeting is publicly announced. A timely notice for the nomination of a director by a stockholder at a special meeting of stockholders must be delivered to or mailed and received by the Secretary no later than the close of business on the later of (i) the 90th day prior to such special meeting, and (ii) the 10th day following the day on which public disclosure of the date of such special meeting is first made. The stockholder's notice must include a number of items of information about the stockholder (and all persons participating with the stockholder in any proxy solicitation for the proposal) and items of information about the candidate, as set forth in our by-laws, including, but not limited to, the candidate's name, age, business address and residence address, the candidate's principal occupation or employment, the stockholder's name and address, the class and number of shares of our stock and other securities, including derivatives, beneficially owned by the proposing stockholder and by such candidate, any short interest in any of our securities held by the proposing stockholder, all voting rights with respect to our stock beneficially owned by the stockholder and others joining in the proposal, and a description of all arrangements or understandings between the stockholder making such recommendation and each candidate and any other person or persons (naming such person or persons) pursuant to which the recommendations are to be made by the stockholder, as well as any other information relating to such recommended candidate that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act. In addition, if requested, the proposed nominee must furnish additional information to determine whether he or she is eligible to serve as an independent director or that could be material to a reasonable stockholder's understanding of the independence, or lack thereof, of the proposed nominee. Such information may include a written representation and agreement, in the form provided by the Secretary, relating to the nominee's compliance, in his or her individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, if elected as a director, with our corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines, and all other codes of conduct, policies and guidelines or any rules, regulations and listing standards, in each case as applicable to members of the Board; a written representation and agreement that the proposed nominee (i) is not and will not become a party to any agreement or understanding with, and has not given any commitment or assurance to any person or entity as to how such person, if elected as a director of the corporation, will act or vote on any issue or question, and (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director unless the terms of such agreement, arrangement or understanding have been provided in writing to the Secretary; and the terms of all agreements, arrangements and understandings between the nominating stockholder(s) and each nominee and any other person or persons, regarding related party dealings that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K of the Exchange Act if the nominating stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the "registrant" for purposes of such rule, and the nominee was a director or executive officer of such registrant.

When submitting candidates for nomination to be elected at an annual or special meeting of stockholders, stockholders must follow the notice procedures and provide the information required by our by-laws. You may contact us at 8x8, Inc., Attn: Secretary, 2125 O'Nel Drive, San Jose, CA 95131, for a copy of the relevant by-law provisions regarding the requirements for submitting stockholder proposals and nominating director candidates. Our by-laws also can be found where our filed reports are located on the SEC's website at http://www.sec.gov.

We have never considered or rejected nominations by 5% or more stockholders.

Director Qualifications. Members of the Board should have the highest professional and personal ethics and values, and conduct themselves consistent with our Code of Business Conduct and Ethics. While the Nominating Committee has not established specific minimum qualifications for director candidates, the Nominating Committee believes that candidates and nominees must reflect a Board that is comprised of directors who:

  are predominantly independent;

  have strong integrity;

  have qualifications that will increase overall Board effectiveness;

  meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members; and

  will comply with our corporate governance, conflict of interest, confidentiality, stock ownership, trading policies and guidelines, and all other codes of conduct, policies and guidelines or any rules, regulations and listing standards, in each case as applicable to members of the Board.

Upon completion of its review and evaluation, our Nominating Committee made its recommendation to the Board regarding the candidates. After considering our Nominating Committee's recommendations, our Board determined and approved the existing candidates.

Identifying and Evaluating Director Nominees. Although candidates for nomination to the Board typically are suggested by existing directors or by our executive officers, candidates may come to the attention of the Board through professional search firms, stockholders or other persons. The Nominating Committee will review the qualifications of any candidates who have been properly brought to the Nominating Committee's attention. Such review may, in the Nominating Committee's discretion, include a review solely of information provided to the Nominating Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Nominating Committee deems proper. The Nominating Committee will consider the suitability of each candidate, including the current members of the Board, in light of the current size and composition of the Board. In evaluating the qualifications of the candidates, the Nominating Committee may consider many factors, including issues of character, judgment, independence, age, expertise, diversity of experience and perspective, length of service, other commitments and the like. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not.

Members of the Board are strongly encouraged, but not required, to attend each annual meeting of stockholders. One of our non-employee Board members attended the annual meeting of stockholders in July 2014.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board currently consists of Mr. Salzman (Chairman), Major General Hecker, and Mr. Potter. None of these individuals is currently an officer or employee of ours or was an officer or employee of ours at any time during fiscal 2015. None of our executive officers or directors served as a member of the board or compensation committee of any entity that had one or more executive officers serving as a member of the Board or our Compensation Committee at any time during fiscal 2015.

Code of Business Conduct and Ethics

We are committed to maintaining the highest standards of business conduct and ethics. Our Code of Business Conduct and Ethics (the "Code of Ethics") reflects the values and the business practices and principles of behavior that support this commitment. The Code of Ethics is available on our website under "Corporate Governance" which can be found at http://investors.8x8.com. We will post any amendment to, or a waiver from, a provision of the Code of Ethics that are required to be disclosed by the rules of the SEC or NASDAQ, on our website at http://investors.8x8.com.

Board's Role in the Oversight of Risk

As a relatively small operating company, the entire Board is involved in our risk management practices. The Board as a whole is consulted on any matters which might result in material financial changes, investments or strategic direction of the Company. The Board oversees these risks through its interaction with senior management which occurs at formal Board meetings, committee meetings, and through other periodic written and oral communications. Additionally, the Board has delegated some of its risk oversight activities to its committees. For example, the Compensation Committee oversees the risks associated with compensation for our named executive officers and directors, including whether any of our compensation policies has the potential to encourage excessive risk-taking. The Audit Committee oversees compliance with our Code of Ethics, our financial reporting process and our systems of internal controls and reviews with management our major financial risk exposures and the steps taken to control such exposures.

Stockholder Communications with the Board

The Board has implemented a process by which stockholders may send written communications directly to the attention of the Board or any individual Board member, which is explained on our website at http://investors.8x8.com under the "Investor FAQs" section.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Fiscal 2015 Director Compensation Table

The following Director Compensation Table sets forth summary information concerning the compensation paid to our non-employee directors in fiscal 2015 for their services as directors.

Name (1)(2)	Fees Earned or Paid in Cash	Stock Awards (3)	Total
Guy L. Hecker, Jr.	$120,000	$228,520	$348,520
Eric Salzman	$70,000	$228,520	$298,520
Ian Potter	$65,000	$228,520	$293,520
Jaswinder Pal Singh	$43,000	$228,520	$271,520
Vladimir Jacimovic	$26,000	$228,520	$254,520

(1) Includes only those columns relating to compensation awarded to, earned by, or paid to directors for their services in fiscal 2015. All other columns have been omitted.
(2) As of March 31, 2015, each of our non-employee directors held outstanding stock options to purchase the following number of shares of our common stock: Major General Hecker, 400,000; Mr. Salzman, 75,000; Mr. Potter, 75,000; Dr. Singh, 75,000; and Mr. Jacimovic, 75,000. As of March 31, 2015, each of our non-employee directors held outstanding stock awards in the form of restricted stock units (RSU's), subject to the following number of shares: Major General Hecker, 83,280; Mr. Salzman, 83,280; Mr. Potter, 33,312; Dr. Singh, 33,312; and Mr. Jacimovic, 33,312.
(3) On October 21, 2014, Major General Hecker, Mr. Salzman, Mr. Potter, Dr. Singh, and Mr. Jacimovic all received a grant of a stock award in the form of RSUs representing the right to receive 33,312 shares of common stock vesting at the rate of 25% annually. The amounts reported reflect the aggregate grant date fair value of the stock awards computed in accordance with FASB ASC Topic 718 based on the closing market price of our common stock on the grant date. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our stock awards, refer to note 1 to the consolidated financial statements contained in our 2015 Annual Report on Form 10-K for our fiscal year ended March 31, 2015.

We use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that our directors expend in fulfilling their duties as well as the skill-level required by us of members of our Board.

Upon a change-in-control, all unvested stock options, stock purchase rights, and restricted stock units then held by directors will accelerate to become fully vested as of the date of such change-in-control. For this purpose, a change-in-control generally means (1) the liquidation or dissolution of the Company; or (2) the sale of stock by stockholders representing more than 50% of our voting stock, a sale, transfer, or other disposition of all or substantially all of our assets, or (3) a merger or consolidation after which the stockholders immediately before such transaction do not retain more than 50% of the outstanding voting stock.

Cash Compensation Paid to Non-Employee Directors

Directors who are also employees do not receive any additional cash compensation for serving as members of our Board.

We paid non-employee directors a cash fee for attendance at Board meetings and reimbursed them for certain expenses in connection with attendance at Board meetings. Non-employee directors receive fees of $2,000 for each telephonic Board and committee meeting and $5,000 for attendance at in-person Board and committee meetings. The Chairman of the Audit Committee is also paid an annual stipend of $10,000. The lead director is paid a quarterly stipend of $10,000. These cash fee amounts for fiscal 2015 were the same for fiscal 2014. A director may elect to defer payment of all or a portion of the annual stipend and meeting fees payable to him to postpone taxation on such amounts.

Equity-Based Grants to Non-Employee Directors

Non-employee directors are eligible to receive awards under the 2012 Plan, but such awards are discretionary, and based on service and time committed. Our policy has been to make initial awards to newly elected or appointed non-employee directors upon joining the Board, typically the grant of an Option to purchase 75,000 shares, vesting annually over four years. It is also our policy to award a stock grant to our non-employee directors upon re-election to the Board, except where the non-employee director's initial term is shorter than six months, and he or she received an initial award upon joining the Board. In fiscal year 2015, in connection with his re-election to our Board, each non-employee director received a grant of a stock award of RSUs representing the right to receive 33,312 shares of our common stock vesting in four equal annual installments, subject to the director's continued service on the Board. This is the same number of shares that we have awarded to non-employee directors for annual service since fiscal 2010.

TRANSACTIONS WITH RELATED PERSONS AND CERTAIN CONTROL PERSONS

We believe during fiscal 2015 there were no transactions, or series of similar transactions, to which we were or are to be a party in which the amount involved exceeded $120,000, and in which any of our directors or executive officers, any holders of more than 5% of our common stock, any members of any such person's immediate family, had or will have a direct or indirect material interest, other than compensation described in the sections titled "Compensation of Non-employee Directors" and "Executive Compensation" above.

It is our policy to require that all transactions between us and any related person, as defined above, must be approved by a majority of our Board, including a majority of independent directors who are disinterested in the transactions to be approved.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who beneficially own more than ten percent of our common stock (collectively, "Reporting Persons") to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons during the fiscal year ended March 31, 2015, we believe that certain Reporting Persons did not comply with all applicable reporting requirements. Mr. Martin, General Hecker, Mr. Potter, Dr. Singh, and Mr. Jacimovic all filed one late Form 4 to report an individual equity grant in October 2014, which was one day late. For fiscal 2014, Mr. Potter and Mr. Hakeman both filed one late Form 4 to report an individual equity grant in September 2013, which was reported seven days late. Mr. Jacimovic filed one late Form 3 to report himself as a beneficial owner in April 2014, which was filed six days late. Mr. Jacimovic filed one late Form 4 to report an individual equity grant in April 2014, which was seven days late.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee oversees our financial reporting process on behalf of the Board. Management is responsible for our internal controls, financial reporting process and compliance with laws, regulations and ethical business standards. Our independent registered public accounting firm is responsible for performing an integrated audit of our consolidated financial statements and of our internal control over financial reporting in accordance with standards of the public company accounting oversight board (United States), and to issue opinions thereon. The Audit Committee's responsibility is to monitor and oversee these processes. In this capacity, the Audit Committee provides advice, counsel, and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee's members in business, financial and accounting matters.

The Audit Committee reviewed and discussed our fiscal 2015 audited consolidated financial statements with our management and Moss Adams LLP, our independent registered public accounting firm for fiscal 2015. The Audit Committee reviewed and discussed with management and the independent auditor management's assessment of the effectiveness of the Company's internal control over financial reporting and the independent auditor's opinion about the effectiveness of the Company's internal control over financial reporting. The Audit Committee has discussed with Moss Adams LLP matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, "Communications with Audit Committees," as currently in effect. The Audit Committee received written disclosures and a letter from the independent auditors pursuant to the applicable requirements of the PCAOB regarding the independent auditor's communications with the Audit Committee concerning independence, and the Audit Committee discussed with the auditors their independence.

Based upon the Audit Committee's discussions with management and the auditors and the Audit Committee's review of the representations of management and the report of the auditors to the Audit Committee, the Audit Committee recommended to the Board, and the Board approved, the inclusion of our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015.

THE AUDIT COMMITTEE
Guy L. Hecker, Jr., Chairman
 Eric Salzman
Ian Potter
Jaswinder Pal Singh

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding the fiscal 2015 compensation program for our Chief Executive Officer, our Chief Financial Officer, and the three executive officers (other than our Chief Executive Officer and Chief Financial Officer) who were serving as the most highly-compensated executive officers of the Company during the fiscal year ended March 31, 2015. During fiscal 2015, these individuals were:

  Vikram Verma, our Chief Executive Officer (our "CEO");

  Bryan R. Martin, the Chairman of our Board and our Chief Technology Officer (our "CTO");

  Mary Ellen Genovese, our Chief Financial Officer (our "CFO");

  Dan Weirich, our former Chief Financial Officer (our "former CFO");

  Darren Hakeman, our Senior Vice President of Product & Strategy;

  Puneet Arora, our Senior Vice President of Global Sales.

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the related compensation tables as the "named executive officers."

Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each material element of compensation that we provide to the named executive officers. In addition, we explain how and why the Compensation Committee of our Board (the "Compensation Committee") and our Board arrived at the specific compensation policies and decisions involving the named executive officers during fiscal 2015.

Overview

Fiscal 2015 Business Highlights

Fiscal 2015 was another successful year for us and the execution of our business strategy. As we continued to develop our cloud-based services and increase our focus on mid-market and large distributed enterprises, our revenue continued to improve, while the year represented our sixth consecutive year of profitable growth. Significant financial highlights for the year were as follows:

  Total revenue in fiscal 2015 was $162.4 million, a 26% increase from revenue of $128.6 million for fiscal 2014.
  Gross margin as a percentage of sales in fiscal 2015 was 72%, compared with 71% for fiscal 2014.
  Cash flows provided by operations was $21.2 million, a 42% increase from cash flow provided by operations of $14.9 million in fiscal 2014.

  Revenue churn which we define as the service revenue lost from business customers (after the expiration of 30-day trial) during the period divided by the simple average of business customer service revenue during the same period, which quotient is, in turn, divided by the number of months in the period), was 0.7% in fiscal 2015 compared with 1.3% in fiscal 2014.

Fiscal 2015 Compensation Highlights

In line with our performance and compensation objectives, during fiscal 2015 the Compensation Committee or our Board approved or recommended the following compensation actions for our executive officers, including the named executive officers:

  Compensation Committee approved merit adjustments to the base salaries of two of our incumbent executive officers that ranged from 5.8% to 14.7%;

  Board approved annual cash incentive payments under our Management Incentive Plan ("MIP") based on the achievement of financial targets to our incumbent named executive officers in amounts that ranged from $35,113 to $395,189; and

  Board approved the grant of long-term incentive compensation in the form of options to purchase shares of our common stock, time vested restricted stock units ("RSUs"), and performance-based restricted stock unit awards for shares of our common stock to our incumbent executive officers. Performance vesting stock unit awards ("PSUs") represented approximately 50% of the total long-term incentive value granted to our CEO in fiscal 2015.

The PSU equity awards granted during fiscal 2015 were to be earned based on challenging goals tied to our total shareholder return ("TSR") as follows:

  Absolute TSR PSUs will vest if, during the four-year period following the date of grant, the average closing market price of our common stock exceeds for at least one period of 30 consecutive trading days 150% of its closing market price on the date of grant. If this price hurdle is achieved, then 25% of the shares subject to the award will vest on each consecutive anniversary of the date of grant of the award. Absolute TSR PSUs represent approximately 25% of total long term incentive value granted to our CEO during fiscal 2015.

  Relative TSR PSUs are eligible to vest based on our TSR relative to the TSR of the Nasdaq Composite Index over performance periods ending March 2016, March 2017 and March 2018. For 100% of these shares to vest, our return must exceed the return of the benchmark during the relevant performance period. If the return on the price per share of our common stock is between 0% and 50% lower than the performance return on the NASDAQ Composite Index, then the number of shares of our common stock earned for that measurement period will be reduced by 2% for each 1% by which the performance return on the NASDAQ Composite Index exceeds the performance return on our common stock. Relative TSR PSUs represent approximately 25% of total long term incentive value granted to our CEO during fiscal 2015.

The Committee believes that these performance goals provide the appropriate balance between difficulty and achievability to properly motivate and compensate our executives, and to strongly align the compensation of our executives with shareholder returns.

Significant Management Changes during Fiscal 2015

Ms. Genovese was appointed as our CFO, an executive vice president position, on November 1, 2014. Puneet Arora was appointed as our Senior Vice President of Global Sales on January 5, 2015.

CEO Realized and Realizable Compensation

Pay for performance alignment is an important objective of our Compensation Committee in the design of our executive compensation programs, particularly with regard to the compensation of the CEO. To further this objective, we offer performance-based cash annual incentives and deliver a significant portion of long term incentive awards in the form of stock options, which require price appreciation for any value to be realized, as well as shares with explicit performance vesting conditions.

Following the end of fiscal 2015, the Committee requested that Compensia, its independent compensation consultant, provide an analysis comparing the value of the compensation of our CEO as reported in the Summary Compensation Table and the value actually realized and realizable as of the end of fiscal year 2015. The Committee requested this information in order to identify the differences that exist between SEC calculations of grant value compared with actual realized value by our CEO, to assess the degree of alignment between pay and performance for our CEO, to evaluate the difficulty of performance goals that drive variable compensation opportunities, and to provide an additional perspective regarding the competitiveness and effectiveness of our CEO's total compensation.

Based on the analysis prepared by Compensia and summarized below, the Compensation Committee determined that the compensation opportunity for our CEO is strongly aligned with our performance and shareholder returns. In particular:

  Compensation actually realized by our CEO has been significantly below the amounts reported in our Summary Compensation Table due to our reliance on long term vesting equity awards and the requirement that a portion of PSU awards granted be earned through the achievement of rigorous performance objectives relating to our Absolute and Relative TSR performance;

  More than 75%, or approximately $4 million, of the potential realizable value associated with outstanding equity awards is subject to performance vesting requirements; if the absolute and relative shareholder return goals tied to outstanding PSUs are not achieved, the CEO will not benefit or receive any realized income from these awards;

  PSUs granted in fiscal 2014 feature similar performance conditions as the fiscal 2015 PSUs described above, including a 150% price hurdle for Absolute TSR PSUs and vesting based on the TSR of our stock relative to the performance of the Nasdaq Composite Index for Relative TSR PSUs; and

  In comparison to the $4.7 million reported total compensation for fiscal 2014, $1.3 million of value has been realized and there is a total of $1.4 million eligible to be earned subject to future time and performance vesting conditions; the total potential realized value of $2.9 million represents a 38% reduction from reported total compensation in the Summary Compensation Table, below.

	Fiscal 2014 Compensation
		Realized/Realizable Compensation
	Summary		Potential Realizable
	Compensation Table	Value	Value as of
	Value	Realized	March 31, 2014	Total

Salary	$224,359	$224,359	$-	$224,359
Bonus	-	-	-	-
All Other Compensation	42,177	42,177	-	42,177
Stock Options	1,791,060	-	-	-
Time Vesting RSUs	970,000	1,082,000	-	1,082,000
Absolute TSR PSUs	815,321	-	869,400	869,400
Relative TSR PSUs	812,354	-	674,730	674,730
Total	$4,655,271	$1,348,536	$1,544,130	$2,892,666

Total Realized/Realizable vs. Reported Compensation				-37.9%
EGHT Common Stock Shareholder Return: September 9, 2013 - March 31, 2014				-13.4%

	Fiscal 2015 Compensation
		Realized/Realizable Compensation
	Summary		Potential Realizable
	Compensation Table	Value	Value as of
	Value	Realized	March 31, 2015	Total

Salary	$432,158	$432,158	$-	$432,158
Bonus	395,189	395,189	-	395,189
All Other Compensation	2,949	2,949	-	2,949
Stock Options	775,947	-	296,641	296,641
Time Vesting RSUs	792,824	-	970,805	970,805
Absolute TSR PSUs	765,035	-	1,195,589	1,195,589
Relative TSR PSUs	791,057	-	1,241,453	1,241,453
Total	$3,955,159	$830,296	$3,704,488	$4,534,784

Total Realized/Realizable vs. Reported Compensation				14.6%
EGHT Common Stock Shareholder Return: October 21, 2014 - March 31, 2015				11.8%
  Compensation realized includes actual base salary and bonus earned, all other compensation, and the value of RSUs awarded during the relevant fiscal year that have vested and settled in shares of common stock as of March 31, 2015 and 2014. Realized value from RSUs is based on the closing price of our common stock on the actual vesting date.
  Potential Realizable Value includes intrinsic value of outstanding equity awards as of March 31, 2015 based on the $8.40 closing price of our stock as of that date.
  Stock option realizable value includes the in-the-money value of both vested and unvested options awarded.
  RSU realizable value reflects the face value of outstanding unvested awards with no adjustment to reflect the probability of vesting.
  PSU realizable value reflects the face value at March 31, 2015 of remaining unvested outstanding awards for which achievement of performance targets remains possible, with no adjustment to reflect the probability of achieving such targets, and of vesting of shares.
  September 9, 2013 is used as the starting point for Fiscal Year 2014 total shareholder return calculation as this was the commencement of Mr. Verma's employment as CEO.

Realized compensation is not a substitute for total compensation. For more information about total compensation as calculated under SEC rules, see the notes accompanying the Fiscal 2015 Summary Compensation Table below.

The difference between reported and realized compensation for fiscal 2014 and 2015 is due primarily to the multi-year vesting associated with long term incentive awards. Realized value associated with fiscal year 2014 is also lower than the reported value of compensation due a portion of the fiscal 2014 Relative TSR PSU award that will never be obtained because the TSR performance target was not achieved for the performance period applicable to a portion of that award ending on March 31, 2015. The potential realizable value associated with fiscal 2014 equity awards is below the reported value primarily due to the fact that fiscal 2014 stock option awards are underwater as of March 31, 2015.

Mr. Verma was not a named executive officer, or an employee, during fiscal 2013.

The Committee will continue to monitor the status of outstanding equity awards, the level of achievement of our performance goals and the level of compensation realized by our executives. This information is an important factor in decision-making as a supplement to the target value of pay and value of equity awards as reported in the Summary Compensation Table.

Fiscal 2015 Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during fiscal 2015:

  Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors who have established effective means for communicating with stockholders regarding their executive compensation ideas and concerns.

  Independent Compensation Committee Advisors. The Compensation Committee engaged its own compensation consultant to assist with its fiscal 2015 compensation reviews. This consultant performed no consulting or other services for the Company.

  Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on the Company.

  Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

    Compensation At-Risk. Our executive compensation program is designed so that a significant portion of our executive officers' compensation is "at risk" based on corporate performance, as well as equity-based to align the interests of our executive officers and stockholders.

    No Retirement Plans. We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans, or nonqualified deferred compensation plans or arrangements to our executive officers.

    No Special Health or Welfare Benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

    No Perquisites. We do not provide any perquisites or other personal benefits to our executive officer aside from general health and welfare benefit programs.

    No Tax Reimbursements. We do not provide any tax reimbursement payments (including "gross-ups") on any severance or Change-in-Control payments or benefits.

    Change-in-Control Arrangements. Under a newly adopted executive change-in-control and severance policy, our CEO, our executive vice president level officers, and our sr. vice presidents are entitled to specified early vesting determinations upon a change-in-control (as defined in the policy), and in the event of a termination of employment in connection with a change of control (as defined in the policy) are also entitled to specified vesting acceleration of equity awards and severance benefits. This policy is described below in more detail under "Executive Change-in-Control and Severance Policy," below.

    Severance Benefits. Under the newly adopted executive change-in-control and severance policy, the current named executive officers are entitled to a single lump sum severance payment and extended benefits, as described below under "Executive Change-in-Control and Severance Policy" in the event of a constructive employment termination (as defined in the policy). These benefits are not payable if the termination occurs in connection with a change-in-control.

    Executive Officer Stock Ownership Requirement. Our CEO, CFO, Senior Vice President of Product and Strategy, and Senior Vice President of Global Sales are required to acquire and retain an ownership interest in shares of our common stock equal in value to three times, in the case of the CEO, and one times in the case of other executives, the amount of his/her initial base salary by certain dates.

    Multi-Year Vesting Requirements. The equity awards granted to our executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives.

Executive Compensation Program Objectives

We have designed our executive compensation program to achieve the following objectives:

  attract, develop, motivate, and retain top talent and focus our executive officers on key business goals that enhance stockholder value;

  ensure executive compensation is aligned with our corporate strategies and business objectives;

  provide meaningful equity ownership opportunities to our executive officers to align their incentives with the creation of stockholder value;

  ensure fairness among our executive officers by recognizing the contributions each individual makes to our success, as well as the compensation history and prior experience of each executive; and

  provide an incentive for long-term continued employment with us.

To achieve these objectives, the Compensation Committee regularly evaluates our executive compensation program with the goal of setting compensation at levels it believes are aligned with our current financial and operational business objectives, as well as competitive with the pay of other companies with whom we compete for executive talent. The majority of the target total direct compensation opportunities of our executive officers are incentive-based and, consequently, "at risk." These opportunities include an annual cash bonus opportunity that may be earned based on the level of achievement as measured against pre-established performance goals related to the important financial objectives set forth in our annual operating plan. These opportunities also consist of long-term incentive compensation in the form of equity awards that are earned over time based on continued service, which help us retain our executive officers and align their interests with those of our stockholders by allowing them to participate in our long-term success as reflected in stock price appreciation.

Compensation-Setting Process

Role of Compensation Committee

The Compensation Committee is responsible for overseeing our executive compensation program and all related policies and practices. The Compensation Committee operates pursuant to a formal written charter approved by our Board, which is available on our website at www.8x8.com.

At least annually, the Compensation Committee reviews our executive compensation program and formulates recommendations for the consideration and approval by the Board of the various elements of our executive officers' compensation, as well as any employment arrangements with our executive officers. In doing so, the Compensation Committee is responsible for ensuring that the compensation of our executive officers is consistent with our executive compensation philosophy and objectives. The Compensation Committee also determines whether each compensation element provides appropriate incentives and motivation to our executive officers and whether each such element adequately compensates our executive officers relative to individuals holding comparable positions at the principal companies with which we believe we compete for executive talent.

The Compensation Committee meets regularly during the fiscal year both with and without the presence of our CEO and other executive officers. The Compensation Committee also discusses compensation issues with our CEO (except with respect to his own compensation) and other members of the Board between its formal meetings.

Role of Executive Officers

The Compensation Committee receives support from our human resources department in designing our executive compensation program and analyzing competitive market practices. Our CEO also regularly participates in Compensation Committee meetings, providing management input on organizational structure, executive development, and financial analysis. Our CEO also develops and provides recommendations (except with respect to his own compensation) to the Compensation Committee regarding the cash and equity compensation for our executive officers and how to use incentive compensation to further our growth. Our executive officers are not present when their specific compensation arrangements are discussed.

Role of Compensation Consultant

In fulfilling its duties and responsibilities, the Compensation Committee has the authority to engage the services of outside advisers. In fiscal 2015, the Compensation Committee engaged Compensia to assist it with compensation matters. A representative of Compensia attended one meeting of the Compensation Committee, responded to committee inquiries at the Compensation Committee meetings and throughout the fiscal year, and provided its analysis with respect to these inquiries.

The nature and scope of services provided to the Compensation Committee by Compensia in fiscal 2015 were as follows:

  assisted in the review and updating of our compensation peer group;

  analyzed the executive compensation levels and practices of the companies in our compensation peer group;

  provided advice with respect to compensation best practices and market trends for executive officers and directors;

  assisted with the design of the short-term and long-term incentive compensation plans for our executive officers; and

  provided ad hoc advice and support throughout the year.

Compensia does not provide any services to us other than the services provided to the Compensation Committee. The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of the Nasdaq Stock Market, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for the Compensation Committee.

Competitive Positioning

To attract and retain executive officers with the ability and the experience necessary to lead us and to deliver strong performance to our stockholders, we provide total direct compensation opportunities that are intended to be competitive with market practice. In connection with its annual review of our executive compensation program for fiscal 2015, the Compensation Committee, with the assistance of Compensia, revised the compensation peer group to generate competitive market data appropriate for comparison with our current size and industry focus.

For fiscal 2015, the compensation peer group was updated to account for acquisitions and to reflect changes in the size and scope of 8x8 as well as the fiscal 2013 peer companies. The criteria used to identify peer companies was generally consistent, and targeted companies within the same or similar industry sectors (information technology and telecom) and falling within a revenue range of 0.5x to 2.0x of our last four fiscal quarters at the time of the review and a market capitalization range of 0.25x to 4.0x of our market capitalization at the time of the review. The relevance of each peer company was evaluated taking into consideration both industry comparability as well as financial metrics, and not all peer companies met all selection criteria. Our compensation peer group for fiscal 2015 consisted of the following companies:

BroadSoft	inContact	Montotype Imaging Holdings
CalAmp	Interactive Intelligence Group	ORBCOMM
Demandware	LivePerson	ProofPoint
E2Open	LogMein	RingCentral
Ellie Mae	Marketo	Sonus Networks
Guidance Software

At the time the updated compensation peer group was approved, the revenues of the peer companies for the last four fiscal quarters ranged from 0.5x to 2.5x of our revenue and the market capitalizations of the peer companies ranged from 0.3x to 2.4x of our market capitalization.

Executive compensation benchmarking also included survey data provided by Radford Surveys and Consulting, a business unit of Aon Hewitt Consulting, Inc. ("Radford"), from publicly-traded and privately-held technology companies with comparable revenues to us. Radford did not provide compensation consulting services to the Compensation Committee during fiscal 2015.

Fiscal 2015 Compensation Elements

The elements of our executive compensation program during fiscal 2015 were as follows:

  Base Salary: This compensation element provides our executive officers with a competitive level of fixed annual cash compensation.

  Annual Cash Incentive Awards: This compensation element provides our executive officers with a competitive variable annual cash performance incentive opportunity designed to promote the development of a sustainable business model that will increase our financial strength and value.

  Long-term Incentive Compensation: This compensation element provides our executive officers with a competitive long-term incentive compensation opportunity in the form of equity awards designed to incent them to meet or exceed our long-term strategic goals, serve our retention objectives, and align the interests of our executive officers and stockholders.

  Health and Welfare Benefits. This compensation element provides our executive officers with a competitive health and welfare benefits, as well as participation in an employee stock purchase and other employee benefit plans.

We believe that the total compensation opportunities provided to our executive officers, including the named executive officers, for fiscal 2015 achieved the overall objectives of our executive compensation program.

Base Salary

Generally, the Compensation Committee reviews the base salaries of our executive officers, including the named executive officers, as part of its annual review of our executive compensation program and makes recommendations to our Board for adjustments to their base salaries to take into account competitive market practices, company and individual performance from the prior fiscal year and promotions or changes in responsibilities. Typically, our Board sets the base salaries of our executive officers at levels which are competitive with the market as reflected in our compensation peer group, and after taking into consideration each individual executive officer's role and the scope of his or her responsibilities, his or her experience, and the base salary levels of the other executive officers.

On July 1 and October 21, 2014, the Compensation Committee recommended the following adjustments to executive officer base salaries. The Compensation Committee approved these changes based on its review of competitive market data as well as the performance of the executives during their tenure with the Company. Base salaries for other executives were not changed during fiscal year 2015.

Named Executive Officer	Fiscal 2014 Base Salary	Fiscal 2015 Base Salary	Percentage Adjustment
Mr. Weirich	$275,000	$315,500	14.7%
Mr. Verma	$400,000	$445,400	11.4%
Mr. Hakeman	$260,000	$275,000	5.8%
Mr. Martin	$275,000	$275,000	0%

In addition, the annual base salaries of Ms. Genovese and Mr. Arora were set at $315,500 and $275,000, respectively, under their employment agreements when they became executive officers. The Compensia study indicated that Mr. Martin's base salary was within the 75th percentile for total target cash compensation, so as a result, we did not modify his base salary.

Annual Cash Incentive Awards

We use annual cash incentive awards to motivate and incentivize our executive officers, including the named executive officers, to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and other goals. Consistent with our executive compensation philosophy, these annual cash incentive awards constitute significant percentage of the target total direct compensation opportunity of our executive officers. Typically, the Compensation Committee makes annual cash incentive awards pursuant to a formal cash bonus plan that measures and rewards our executive officers for our corporate and their individual performance over our fiscal year. This plan is designed to pay above-target amounts when we exceed our annual financial objectives and below-target amounts when we do not achieve these objectives.

In June 2012, our Board adopted the Management Incentive Plan or MIP, which replaced our previous Executive Incentive Plan. Each year, the participants in the MIP are selected by the Compensation Committee, which acts as the plan administrator. Typically, all members of senior management, including the named executive officers, participate in the MIP. In addition, the Compensation Committee may identify other key employees and contributors to participate in the MIP for each fiscal year.

The purpose of the MIP is to promote our success by providing financial incentives to eligible employees who contribute to our overall success and achieve corporate and individual performance goals. The performance goals established under the MIP are designed to focus participants on profitable revenue growth and product quality, and to complete individual objectives that support our overall business strategy. In the event minimum financial performance objectives are not achieved, the incentive awards would be zero.

Target Annual Cash Incentive Award Opportunities

The target annual cash incentive award opportunity for each of the named executive officers under the MIP is developed by the Compensation Committee, and approved by our Board, at the beginning of each fiscal year and expressed as a percentage of his or her annual base salary. Typically, our Board sets the target annual cash incentive award opportunities for our executive officers after considering the job function of each executive officer, his or her expected contributions to us for the upcoming fiscal year, the recommendations of our CEO, and the competitive market. Target annual cash incentives were unchanged from fiscal 2014. For fiscal 2015, the target annual cash incentive award opportunities for our incumbent named executive officers were as follows:

Named Executive Officer	Fiscal 2015 Base Salary (1)	Target Annual Cash Incentive Award Opportunity (as a percentage of base salary)	Target Annual Cash Incentive Award Opportunity (as a dollar amount)(2)
Mr. Martin	$275,000	60%	$165,000
Mr. Verma	$434,050	100%	$434,050
Mr. Weirich	$305,375	60%	$183,225
Ms. Genovese	$198,127	53%	$105,542
Mr. Hakeman	$268,125	50%	$134,063

(1) Mr. Verma's salary was increased from $400,000 to $445,400 effective July 1, 2014. Mr. Weirich's salary was increased from $275,000 to $315,500 effective July 1, 2014. Mr. Hakeman's salary was increased from $260,000 to $275,000 effective September 15, 2014. The Fiscal 2015 Base Salary for the named executive officers are pro-rated based on effective dates of their increases in base salary .
(2) For Mr. Verma, Mr. Weirich, Ms. Genovese, and Mr. Hakeman, amounts are pro-rated based on effective dates of their increases in base salary.

Mr. Arora was not eligible for the Management Incentive Plan, rather he is eligible for the Commission Incentive Plan as set forth below in "Commission Incentive Plan".

Performance Objectives

For fiscal 2015, the performance objectives for the MIP were developed by the Compensation Committee, after taking into consideration the recommendations of our CEO and CFO and consisted of both corporate and individual performance objectives.

The fiscal 2015 corporate performance objectives for the MIP were adjusted non-GAAP pre-tax net income and organic recurring service revenue ("RSR"). RSR is GAAP service revenue plus revenue allocated in accordance with the guidance of ASC 605-25 less non-recurring engineering fees that are not recognized ratably over a term greater than one month less any revenue acquired during the plan fiscal year (through acquisition, merger or business combination).  For purposes of the MIP, "adjusted non-GAAP pre-tax net income" was calculated as GAAP pre-tax net income plus loss on investment, non-cash tax adjustments, stock-based compensation, amortization of acquired intangible assets, acquisition-related costs, facility exit costs, gain on patent sale and other extraordinary or non-recurring, non-representative items determined by the Compensation Committee, including profit and/or loss associated with acquisitions, mergers and/or business combinations.

The fiscal 2015 individual performance objectives for the MIP consisted of individually-assigned Management Bonus Objectives ("MBOs"). These MBOs were established at the beginning of the fiscal year for each participant in the MIP, including each of our executive officers and were related to the participant's specific area of responsibility, although by their nature some MBOs (for example, in the case of certain executive officers, new customer and revenue targets) were shared by more than one participant. All MBOs were subject to review and approval by the Compensation Committee, and typically required achievement of specific goals tied to, for example, sales targets, customer retention, and operational improvements.

Terms of the MIP

For fiscal 2015, the Compensation Committee approved MIP targets with an initial condition that no annual cash incentive awards would be paid unless our adjusted non-GAAP pre-tax net income for the year was at least equal to 6% of our revenue for the year. If our non-GAAP pre-tax net income exceeded this 6% threshold level for each fiscal quarter, as well as for the full fiscal year, a corporate performance factor based on non-GAAP net income and RSR results would be calculated. The effect of each corporate performance objective was cumulative, as illustrated by the following table.

Performance Attainment Level	Non-GAAP Pre-tax Net Income Performance Objective	RSR Performance Objective	Corporate Performance Factor
Threshold	15%	35%	50%
Target	30%	70%	100%
Stretch	30%	140%	170%
Maximum	30%	210%	240%

In addition, under the fiscal 2015 MIP, 10% of the target annual cash incentive award opportunity of each MIP participant could be earned each fiscal quarter, such that 40% of his or her target annual cash incentive award was tied to our quarterly results. The remaining 60% of each MIP participant's target annual cash incentive award was tied to our full fiscal year results.

Under the fiscal 2015 MIP, the quarterly bonus payable to the MIP participant was equal to 10% of his or her target annual cash incentive award opportunity multiplied by the corporate performance factor for that fiscal quarter, as determined by our actual financial results. As reflected by the table above, the maximum amount that could be earned by a participant for each fiscal quarter was limited to 240% of his or her target annual cash incentive opportunity for that quarter.

Under the fiscal 2015 MIP, the annual bonus payable to each MIP participant at the end of the fiscal year was equal to 60% of his or her target annual cash incentive award opportunity multiplied by the corporate performance factor for the full fiscal year, as determined by our actual financial results. In addition, the amount payable at the end of the fiscal year was subject to adjustment based on each participant's attainment of his or her individual MBOs. The degree of achievement of the MBOs generated an MBO factor for each participant ranging from 0% to 115%.

The annual cash incentive award payment for each participant was calculated as the product of the corporate performance factor for the full fiscal year and the MBO factor determined for each participant. Under the MIP, the maximum payment for any participant with respect to the annual performance portion of the MIP was equal to 262% of the individual's target annual cash incentive award opportunity for this portion of the award.

For fiscal 2015, the MIP also provided that if payment of the full accrual amounts to all participants based on target level achievement of the performance objectives would reduce the adjusted non-GAAP pre-tax net income to less than 6% for each quarter and 6% for the full year, then the available bonus pool for such period would be reduced to achieve the minimum non-GAAP pre-tax net income, and individual award payments would be adjusted on a pro rata basis.

Award Decisions

For the fiscal 2015 MIP, the non-GAAP pre-tax net income and RSR target levels for fiscal 2015 under the MIP and the fiscal 2015 corporate performance factor for each fiscal quarter and for the full fiscal year based on our actual performance were as follows (dollar amounts represent millions):

	Q1	Q2	Q3	Q4	FY 2015
Non-GAAP Pre-tax Net Income ($MM)	$3.09	$4.28	$4.26	$5.00	$16.63
RSR ($MM)	$34.69	$36.52	$37.89	$40.28	$149.38
Actual Company Performance Factor	97.82%	100.23%	85.3%	84.1%	92.5%

Further, based on an evaluation of each named executive officer's individual performance, the Compensation Committee approved the following MBO factors for each of them: Mr. Martin, 95%; Mr. Verma, 98%; Ms. Genovese 115%; and Mr. Hakeman 98%. Due to Mr. Weirich's resignation as CFO, he was not eligible for an MBO bonus.

Following the end of fiscal 2015, the Compensation Committee determined that the named executive officers had earned annual cash incentive award payments in the following amounts:

Named Executive Officers	Target Annual Cash Incentive Award Opportunity	Actual Annual Cash Incentive Award Payment	Actual Annual Cash Incentive Award Payment as a Percentage of the Target Opportunity
Mr. Martin	$165,000	$147,584	89.4%
Mr. Verma	$434,050	$395,189	91.0%
Mr. Weirich	$183,225	$35,113	19.2%(1)
Ms. Genovese	$105,542	$104,307	98.8%
Mr. Hakeman	$134,063	$121,921	90.9%

(1) Mr. Weirich was not eligible for the MIP for the third and fourth quarters of fiscal 2015 due to his resignation.

Commission Incentive Plan

Pursuant to Mr. Arora's employment agreement, starting in the fourth quarter of fiscal 2015 (January 5, 2015), he became eligible to participate in a Commission Incentive Plan, with a target annual commission of $150,000 earned quarterly based on achievement of quarterly quota. In month one and two of the quarter he will receive a recoverable draw of $12,000 each month with a true up at quarter end based on actual quarterly results in accordance with his Incentive Compensation Plan. In addition he is eligible to receive an annual $75,000 bonus tied to MBOs determined by the CEO, of which 40% of any amount payable will be paid based on quarterly targets and 60% based on annual targets. For the fourth quarter of fiscal 2015 only, he received a commission of $37,500 at target and $18,750 bonus tied to MBOs as determined for the fourth quarter of fiscal 2015 by the CEO.

Long-Term Incentive Compensation

Our long-term incentive compensation consists of equity awards in the form of options to purchase shares of our common stock, time-based restricted stock unit ("RSU") awards for shares of our common stock, and performance-based restricted stock unit ("PSU") awards to ensure that our senior management members, including the named executive officers, have a continuing stake in our long-term success. The Compensation Committee believes that these types of equity awards best meets our overall goals of alignment with long-term performance and stockholder value creation, and retention of our executive officers.

Typically, we grant equity awards to our executive officers during the first or second fiscal quarter of each year in connection with our annual performance reviews and, initially, when an individual is hired as an executive officer. In determining the size of the long-term incentive compensation awards for our named executive officers, the Compensation Committee considers our performance against our long-term strategic plan, each individual named executive officer's role and responsibilities, his or her performance against his or her performance objectives and expected future contributions, market data concerning comparative long term incentive compensation levels, the extent to which the shares of our common stock subject to previously-granted equity awards are vested, and the recommendations of our CEO. Long term incentive awards granted to Ms. Genovese and Mr. Arora during fiscal 2015 also account for their initial appointment to the Chief Financial Officer and SVP, Global Sales positions, respectively. Generally, all equity awards are subject to the recipient's continuous employment or other association (referred to as "continuous service") with us for a stated vesting period.

Based on the factors and analysis described above, the Compensation Committee determined the dollar value of fiscal 2015 long term incentive compensation for each executive and then converted this value into a number of stock options, RSUs and PSUs based on the accounting value of each award type. Approximately 25% of the value of Mr. Verma's fiscal 2015 long term incentive compensation was allocated into each of Absolute TSR PSUs, Relative TSR PSUs, stock options, and RSUs. PSUs represent approximately 20% of the total long term incentive value awarded to Mr. Arora and approximately 25% for Mr. Martin, Ms. Genovese, and Mr. Hakeman. The value of PSUs awarded to these named executives was allocated equally into Absolute and Relative TSR performance shares, while the remainder of long term incentive value was awarded in a mix of stock options and RSUs.

On July 22, 2014, October 21, 2014 and January 20, 2015, the Board approved the grant of options to purchase shares of common stock, RSUs and PSUs to our named executive officers set forth in the following table:

Named Executive Officer	Stock Options (number of shares granted)	Restricted Stock Unit Awards (number of shares granted)	Performance Stock Unit Awards - Absolute Price Performance (number of shares granted)	Performance Stock Unit Awards - Relative TSR Performance (number of shares granted)	Aggregate Grant Date Fair Value of Equity Awards
Mr. Martin	54,176	32,504	13,344	13,856	$587,000
Mr. Verma	192,624	115,572	142,332	147,792	$3,126,000
Ms. Genovese	223,796	24,024	33,360	34,640	$1,443,000
Mr. Hakeman	108,352	--	13,344	13,856	$582,000
Mr. Arora	117,702	34,722	21,381	22,201	$1,159,000

The awards to Ms. Genovese and Mr. Arora were specified in their initial employment agreements, described, below. The awards to our other named executive officers were based on the Board's and Compensation Committee's consideration of the above-described factors.

The options to purchase shares of our common stock have a ten-year term, and vest over a period of four years from the date of grant at the rate of 1/48th of the total number of shares of common stock subject to the option on the last day of each full month from the date of grant, subject to their continuous service with us.

Awards of RSUs are grants of rights to receive shares of common stock that vest at 25% annually on the first four anniversaries of the grant, subject to the recipient's continuous service with us.

Awards of PSUs are grants of rights to receive shares of common stock subject to satisfaction of service and performance requirements established by the Board or the Compensation Committee in connection with the award. Such awards may, in the discretion of the Board or the Compensation Committee, include the right to the equivalent of any dividends on the shares covered by the award, but any such dividends would be paid only if and when the award vests. Named executive officers have been granted two kinds of PSUs, absolute price performance PSUs, and relative total shareholder return (TSR) PSUs.

Absolute Price Performance PSUs shown in the preceding table are subject to the following performance conditions:

  If, during the four-year period following the date of grant, the average closing market price of our common stock for at least at one period of 30 consecutive trading days exceeds 150% of its closing market price on the date of grant,

  Then 25% of the shares of our common stock subject to the award will vest on each consecutive anniversary of the date of grant of the award, subject to her continued employment with us on each such vesting date.

The Relative TSR PSU awards shown in the preceding table are subject to the following performance conditions for fiscal 2016, 2017, and 2018, described below, as well as time-based vesting over four years.

Each award increment for the measurement periods set forth above is subject to the following performance conditions:

  If the performance return on the price per share of our common stock exceeds the performance return on the NASDAQ Composite Index (determined by subtracting the percentage return on the NASDAQ Composite Index from the percentage return on the price per share of the Common Stock), then 100% of the shares of our common stock allocated to that measurement period will be earned;

  If the performance return on the price per share of our common stock is more than 50% lower than the performance return on the NASDAQ Composition Index, then none of the shares of our common stock allocated to that measurement period will be earned; and

  If the performance return on the price per share of our common stock is between 0% and 50% lower than the performance return on the NASDAQ Composite Index, then the number of shares of our common stock earned for that measurement period will be reduced by 2% for each 1% by which the performance return on the NASDAQ Composite Index exceeds the performance return on our common stock.

Health, Welfare, and Other Benefits

We offer health and welfare benefits to our employees, including our executive officers, which are designed to be competitive with overall market practices and to attract, retain, and motivate the talent needed by us to achieve our strategic and financial goals. All United States salaried employees, including our executive officers, are eligible to participate in our Section 401(k) plan, health care coverage, life insurance, disability, paid time-off, and paid holidays.

In addition, we provide our employees, including our executive officers, with the opportunity to purchase discounted shares of our common stock under the 1996 Employee Stock Purchase Plan (the "Purchase Plan"), which is intended to be a qualified plan under Section 423 of the Internal Revenue Code (the "Code").

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Although we do not have a formal policy relating to perquisites and other personal benefits, during fiscal 2015 we did not provide any perquisites or other personal benefits to our executive officers.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Arrangements

General

We had extended written employment offer letters to all of our named executive officers, other than Mr. Martin, when they joined us as employees. The negotiation of these employment offer letter was undertaken on our behalf by the Board. In addition, our named executive officers are subject to our general employment policies and procedures and other policies adopted from time to time by the Board, such as our executive change-in-control and severance policy, which they have agreed to apply to their employment agreements in lieu of any change-in-control payment and severance payment provisions in their individual employment agreements.

Vikram Verma

On September 9, 2013, we entered into an employment letter agreement with Mr. Verma in connection with his appointment as our CEO. Mr. Verma's employment agreement provides for "at will" employment. Under his employment agreement, in fiscal 2014 he received the cash compensation and equity awards set forth in the Summary Compensation Table. His base salary is subject to annual review by the Board and may be adjusted in its discretion, but it may not be reduced except as part of a salary reduction plan that similarly affects all executives reporting to the CEO. He may elect to receive any bonus under the MIP in cash or RSUs at the time of the award, with the RSU value fixed as of the first day of the applicable fiscal year. He is entitled to standard benefits, including vacation, for our executive officers, with a maximum vacation accrual of 300 hours. Under his employment agreement, Mr. Verma has agreed by the fifth anniversary of his employment commencement date to acquire and retain an ownership interest in our common stock which is equal in value to three times the amount of his current base salary, or approximately $1.3 million. As of fiscal 2015, Mr. Verma has exceeded this requirement as his ownership of shares of our common stock is approximately $1.5 million.

Mary Ellen Genovese

On November 1, 2014, we entered into a new employment letter agreement with Ms. Genovese in connection with her appointment as our CFO, which superseded her employment agreement as Senior Vice President of Human Resources. This agreement was approved on our behalf by our Board. We believe that Ms. Genovese's employment arrangement was necessary to induce Ms. Genovese to forego other employment opportunities and leave her current position as Senior Vice President of Human Resources for a demanding Chief Financial Officer position.

In connection with Ms. Genovese's appointment as our Chief Financial Officer on November 1, 2014, we entered into an employment letter agreement with her providing for an initial annual base salary of $315,500 and a target annual cash incentive award opportunity equal to 60% of her annual base salary.

In addition, her employment agreement provided for an initial equity award in the form of an option to purchase 189,612 shares of our common stock, a performance-based restricted stock unit (PSU) award for 33,360 shares of our common stock to be earned based on the absolute price performance of our common stock over a four-year period, and a PSU award for 34,640 shares of our common stock to be earned based on our total shareholder return over performance periods ending March 31, 2016, March 31, 2017, and March 31, 2018 relative to the NASDAQ Composite Index (^IXIC).

Previous to her appointment to CFO of the Company, Ms. Genovese had been serving as our Senior Vice President of Human Resources since July 2014 and prior to that, as a consultant to the Company since April 2012.

Ms. Genovese's employment agreement provides for "at will" employment. Under her employment agreement, she is entitled to receive the cash compensation and equity awards described above. In addition, her base salary is subject to annual review by the Board and may be adjusted in its discretion, but it may not be reduced except as part of a salary reduction plan that similarly affects all executives reporting to the CEO. She is entitled to standard benefits, including vacation, for our executive officers, with a maximum vacation accrual of 300 hours.

Ms. Genovese has agreed by the fifth anniversary of her start date to acquire and retain an ownership interest in Common Stock which is equal in value to one times the amount of her initial base salary.

Darren Hakeman

On September 9, 2013, we entered into an employment letter agreement with Mr. Hakeman in connection with his appointment as Senior Vice President of Product and Strategy. Mr. Hakeman's employment agreement provides for "at will" employment. Under his employment agreement, in fiscal 2014, he received the cash compensation and equity awards set forth in the Summary Compensation Table. In addition, his base salary is subject to annual review by the Board and may be adjusted in its discretion. He is entitled to standard benefits, including vacation, for our executive officers. Mr. Hakeman has agreed by the fifth anniversary of his employment commencement date to acquire and retain an ownership interest in common stock which is equal in value to one times the amount of his initial base salary.

Puneet Arora

In connection with Mr. Arora's appointment as our Senior Vice President of Global Sales on January 5, 2015, we entered into an employment letter agreement with him for an initial annual base salary of $275,000 and a commission incentive plan opportunity equal up to $150,000. He is also eligible to receive an annual $75,000 bonus tied to MBOs determined by the CEO.

In addition, his employment agreement provided for an initial equity award in the form of an option to purchase 117,702 shares of our common stock, a time-based restricted stock unit (RSU) award for 34,722 shares of our common stock, a performance-based restricted stock unit (PSU) award for 21,381 shares of our common stock to be earned based on the absolute price performance of our common stock over a four-year period, and a PSU award for 22,201 shares of our common stock to be earned based on our total shareholder return over performance periods ending June 30, 2016, June 30, 2017, and June 30, 2018 relative to the NASDAQ Composite Index (^IXIC).

Mr. Arora's employment agreement provides for "at will" employment. Under his employment agreement, he is entitled to receive the cash compensation and equity awards described above. In addition, his base salary is subject to annual review by the Board and may be adjusted in its discretion. He is entitled to standard benefits, including vacation, for our executive officers. Mr. Arora has agreed by the fifth anniversary of his start date to acquire and retain an ownership interest in common stock which is equal in value to one times the amount of his initial base salary.

Executive Change-in-Control and Severance Policy

On June 19, 2015, the Board approved a new executive change-in-control and severance policy that applies to our CEO, all executive vice presidents and all senior vice presidents of 8x8, Inc. This policy supersedes our existing change-in-control provisions. All of our named executive officers have accepted the terms of the new policy in place of any severance benefits and change-in-control compensation payable pursuant to their respective employment agreements.

Severance

Upon a constructive termination of employment (other than in connection with a change-in-control):

  Executives will receive all compensation that is earned but unpaid as of the termination date, including salary, commissions and accrued but unused paid time off and vacation;

  Executives will receive a single lump sum severance payment equal to the sum of the percentage of base salary and bonus as applicable to the executive's job tier. For the CEO, the amount is equal to 150% of base salary plus a prorated percentage of earned bonus based on the percentage of performance achieved prior to the termination date; for executive vice presidents, the amount is equal to 100% of base salary plus a prorated percentage of earned bonus based on the percentage of performance achieved prior to the termination date; and for senior vice presidents, the amount is equal to 75% of base salary plus a prorated percentage of earned bonus based on the percentage of performance achieved prior to the termination date;

  Executives will receive full payment of insurance premium amounts for continuation of such executive's group health insurance due under COBRA, and have the right to participate and to receive benefits under any of our group medical, dental, life, disability or other group insurance plans. The premium payments will continue for 18 months after the termination date for the CEO, 12 months for executive vice presidents, and nine months for senior vice presidents;
  The CEO will receive 12 months of accelerated vesting of outstanding time-based vesting equity awards; other executives will not receive any acceleration of time-based vesting equity awards;
  Executives will not receive any acceleration of vesting of outstanding PSUs.

Under the policy, a constructive termination occurs when the executive's employment is terminated by us other than for "cause" or "disability," or by the executive for "good reason."

"Cause" means (i) willful failure to attend to executive's duties that is not cured by executive within 30 days of receiving written notice from the CEO (or, in the case of the CEO, from the Board) specifying such failure; (ii) material breach of executive's employment agreement that is not cured by executive within 30 days of receiving written notice from the CEO (or, in the case of the CEO, from the Board) specifying such breach; (iii) conviction of (or plea of guilty or nolo contendere to) any felony or a misdemeanor involving theft, embezzlement, dishonesty or moral turpitude; or (iv) misconduct resulting in material harm to our business or reputation, including fraud, embezzlement, misappropriation of funds or a material violation of the executive's confidential information, non-disclosure and invention assignment agreement.

"Disability" means a physical or mental impairment for which the executive qualifies for benefits under our long-term disability program, as it may be amended from time to time.

"Good Reason" means the occurrence of any of the following conditions without executive's consent, but only if such condition is reported by the executive within 90 days of executive's knowledge of such condition and remains uncured 30 days after written notice from executive to the Board of the condition: (i) a material reduction in executive's then-current base salary or annual target bonus (expressed as a percentage of executive's then-current base salary), except for a reduction proportionate to reductions concurrently imposed on all other members of our executive management; (ii) a material reduction in executive's then-current employee benefits package, taken as a whole, except for a reduction proportionate to reductions concurrently imposed on all other members of our executive management; (iii) a material reduction in executive's responsibilities with respect to our overall operations, such that continuity of responsibilities with respect to business operations existing prior to a corporate transaction will serve as a material reduction in responsibilities if such business operations represent only a subsidiary or business unit of ours after the corporate transaction; (iv) a material reduction in the responsibilities of the executive's direct report, including a requirement for the CEO to report to another officer as opposed to the Board or a requirement for an executive vice president or senior vice president to report to any officer other than the CEO; (v) a material breach by us of any material provision of the executive's employment agreement; (vi) a requirement that executive relocate executive's office to a location more than 35 miles from executive's then-current office location with us, unless such office relocation results in the distance between the new office and executive's home being closer or equal to the distance between the prior office and executive's home; (vii) a failure of a successor or transferee to assume our obligations under this policy; or (viii) a failure to nominate executive for election as a director on the Board, if at the proper time for nomination, the executive is a Board member.

The policy is the exclusive source of severance benefits for the covered executives. They will not be entitled to severance payments for any termination of employment other than a constructive termination.

Change-in-Control

The policy provides that upon a "change-in-control," the satisfaction of the performance targets under the executives' Absolute Price Performance PSUs and TSR PSUs will be determined as of the date of the date of such change-in-control, based on the value of the consideration paid per share of our common stock in such transaction (which we refer to as the "Transaction Price"), with the underlying shares deemed earned as of such date to the extent the performance targets as computed on this basis have been satisfied. Such awards will remain subject to any remaining service, or time-based vesting, requirements, in the absence of a constructive termination of employment "in connection with the change-in-control." No other benefits are earned by the executives as a result of a "single trigger" change-in-control.

As defined under the policy, "Change-in-Control" means the consummation of any of the following transactions: (i) an acquisition in one or more related transactions of 45% or more of our common stock or voting securities by a "person" (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act, but excluding us, any employee benefit plan of ours and any corporation controlled by our stockholders) or multiple "persons" acting as a group; (ii) a complete liquidation or dissolution of the Company; (iii) a sale, transfer or other disposition of all or substantially all of the Company's assets; or (iv) a merger, consolidation or reorganization (collectively, a "Business Combination") other than a Business Combination (a) in which our stockholders receive 50% or more of the stock of the corporation resulting from the Business Combination, (b) in which at least a majority of the board of directors of such resulting corporation were incumbent directors serving on our Board immediately prior to the consummation of the Business Combination and (c) after which no individual, entity or group (excluding any corporation or other entity resulting from the Business Combination or any employee benefit plan of such corporation or of ours) who did not own 45% or more of the stock of the resulting corporation or other entity immediately before the Business Combination owns 45% or more of the stock of such resulting corporation or other entity. An executive's employment will be considered constructively terminated "in connection with a change-in-control," if the constructive termination occurs three months before, on, or within 12 months following the change-in-control."

Upon a constructive termination of employment in connection with a change-in-control:

  Executives will be entitled to a lump sum payment equal to 100% of base salary, and for the CEO, 100% of target bonus for the fiscal year, in addition;

  Executives will receive all compensation that is earned but unpaid as of the termination date, including salary, commissions and accrued but unused paid time off and vacation;

  Executives will receive full payment of insurance premium amounts for continuation of such executive's group health insurance due under COBRA, and have the right to participate and to receive benefits under any of our group medical, dental, life, disability or other group insurance plans for 12 months after the termination date;

  Executives will receive accelerated vesting of 100% of their then unvested time-based equity awards; and

  Executives' Absolute Price Performance PSUs and TSR PSUs will be determined as of the date of the date of such change-in-control, based on the Transaction Price (i.e. the value of the consideration paid per share of our common stock in such transaction), with the underlying shares deemed earned as of such date to the extent the performance targets as computed on this basis have been satisfied, and any remaining service, or time-based vesting requirements, will be deemed satisfied in full as of the date of the constructive termination, regardless of when it occurs.

Fiscal 2014 Stockholder Advisory Vote on Executive Compensation

At our fiscal 2014 Annual Meeting of Stockholders, we conducted a stockholder advisory vote on the fiscal 2011 compensation of the Named Executive Officers (commonly known as a "Say-on-Pay" vote). Our stockholders approved the fiscal 2014 compensation of the then-named executive officers with approximately 96% of the votes cast in favor of the proposal.

We believe that the outcome of the Say-on-Pay vote reflects our stockholders' support of our compensation approach, specifically our efforts to attract, retain, and motivate our executive officers through a performance-oriented executive compensation program. Accordingly, no significant design changes were made to the executive compensation program following the fiscal 2014 Say-on-Pay vote.

We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers, including the named executive officers. Following the Annual Meeting of Stockholders to which this proxy statement relates, the next stockholder advisory vote on the compensation of the named executive officers will take place in 2017, reflecting the results of the separate stockholder advisory vote on the frequency of future stockholder advisory votes regarding the compensation of the named executive officers conducted at our fiscal 2014 Annual Meeting of Stockholders, our Board of Directors determined that we will hold our Say-on-Pay votes once every three years.

Tax and Accounting Considerations

Deductibility of Compensation

Section 162(m) of the Code generally disallows a deduction for federal income tax purposes to any publicly-traded corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and each of the three other most highly-compensated executive officers (other than its chief financial officer). Generally, remuneration in excess of $1 million may be deducted, however, if, among other things, it qualifies as "performance-based compensation" within the meaning of the Code. In this regard, the compensation income realized upon the exercise of options to purchase shares of the granting company's securities granted under a stockholder-approved stock option plan will be deductible so long as the options are granted by a committee whose members are outside directors and certain other conditions are satisfied.

The Compensation Committee regularly reviews the impact of Section 162(m) on the various elements of our executive compensation program. Further, the Compensation Committee believes that, at this time, achieving our compensation objectives is more important than the benefit of tax deductibility. Consequently, the compensation may, from time to time, award incentive compensation that is not exempt from the deduction limit of Section 162(m). Nevertheless, when not inconsistent with these objectives, the Compensation Committee endeavors to award compensation that will be deductible for federal income tax purposes. None of the compensation paid to our covered executive officers for the fiscal year ended March 31, 2015 that would be taken into account for purposes of Section 162(m) exceeded the $1 million limitation for fiscal 2015.

Accounting for Stock-Based Compensation

The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC Topic 718"), the standard which governs the accounting treatment of stock-based compensation awards.

ASC Topic 718 requires us to recognize in our consolidated statement of operations all share-based payments to employees, including grants of options to purchase shares of our common stock and restricted stock unit awards for shares of our common stock to our executive officers, based on their fair values. ASC Topic 718 also requires companies to recognize the compensation cost of their share-based payment awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award (which, generally, will correspond to the award's vesting schedule).

Compensation Risk Assessment

The Compensation Committee has reviewed our compensation programs to ensure that our incentive and other motivational elements of pay are aligned with long-term value creation, taking into consideration prudent risk management. We do not believe any of our compensation policies and practices create any risks that are reasonably likely to have a material adverse effect on us. In making this determination, the Compensation Committee considered the mix of fixed and variable compensation, our use of equity in our long-term incentive compensation arrangements, the time horizon of performance measurement in incentive opportunities, and the ability of the Compensation Committee and management to rely on judgment in determining compensation and assessing performance outcome.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015.

THE COMPENSATION COMMITTEE
Eric Salzman, Chairman
 Guy Hecker
Ian Potter

FISCAL 2015 SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation	Total
Vikram Verma (4)	2015	$432,158	--	$2,348,916	$775,947	$395,189	$2,949	$3,955,159
Chief Executive Officer	2014	$224,359	--	$2,597,675	$1,791,060	--	$42,177	$4,655,271
	2013	--	--	--	--	--	--	--

Bryan R. Martin	2015	$275,000	--	$368,865	$218,237	$147,584	$2,400	$1,012,086
Chairman, Chief	2014	$275,000	--	$216,164	$507,597	$153,723	$2,400	$1,154,884
Technology Officer	2013	$275,000	--	--	$702,560	$212,077	$2,550	$1,192,187

Mary Ellen Genovese (5)	2015	$195,176	--	$545,381	$896,978	$104,307	$3,155	$1,744,997
Chief Financial Officer	2014	--	--	--	--	--	--	--
	2013	--	--	--	--	--	--	--

Dan Weirich (6)	2015	$224,812	--	--	--	$35,113	$464	$260,389
Former Chief Financial	2014	$267,500	--	$185,559	$434,866	$148,273	$2,039	$1,038,237
Officer	2013	$260,000	--	--	$439,100	$139,882	$2,092	$841,074

Darren Hakeman (7)	2015	$266,875	--	$145,888	$436,474	$121,921	$2,156	$973,314
Senior Vice President,	2014	$145,833	--	$592,816	$895,530	--	$329	$1,634,508
Product Development	2013	--	--	--	--	--	--	--

Puneet Arora (8)	2015	$61,458	--	$543,821	$614,758	$56,250 (9)	$125	$1,276,412
Senior Vice President	2014	--	--	--	--	--	--	--
Global Sales	2013	--	--	--	--	--	--	--

(1) The amounts reported reflect the aggregate grant date fair value of stock awards computed in accordance with ASC FASB 718 Topic based on the closing price of our common stock on the date of the grant. For a more detailed discussion of the assumptions used to calculate the fair value of our stock awards, refer to note 1 to the consolidated financial statements contained in our 2015 Annual Report on Form 10-K for our fiscal year ended March 31, 2015.
(2) The amounts reported reflect the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The fair value of each option grant is estimated based on its fair market value on the date of grant using the Black-Scholes option-pricing model. For a more detailed discussion of the valuation model and assumptions used to calculate the fair value of our options, refer to note 1 to the consolidated financial statements contained in our 2015 Annual Report on Form 10-K for our fiscal year ended March 31, 2015.
(3) Compensation earned based on the NEO's participation in the MIP in fiscal 2015, 2014 and 2013.
(4) For fiscal 2015, Mr. Verma's salary was increased to $445,400 effective July 1, 2014. For fiscal 2014, other compensation for Mr. Verma includes $40,000 of director fees.
(5) Effective November 1, 2014, Ms. Genovese become CFO of our Company, with an annual base salary of $315,500. Previously, from July 1, 2014 to October 31, 2014, Ms. Genovese was employed with us as Senior Vice President of Human Resources. The above table reflects her salary received, and awards and options granted for fiscal 2015.
(6) Mr. Weirich's salary was increased to $315,500 effective July 1, 2014. Effective October 31, 2014, Mr. Weirich resigned as Chief Financial Officer of the Company. Mr. Weirich continued to be employed as an advisor to the Company through December 31, 2014. His existing options to purchase common stock continued to vest through December 31, 2014. None of Mr. Weirich's compensation was considered a severance payment.
(7) Mr. Hakeman's salary was increased to $275,000 effective September 15, 2014.
(8) Effective January 5, 2015, Mr. Arora become Senior Vice President of Global Sales of our Company, with an annual base salary of $275,000.
(9) For Mr. Arora only, compensation earned based on his participation in his commission incentive plan for fiscal 2015. He is not eligible to participate in the Company's MIP.

FISCAL 2015 GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth certain information regarding plan-based awards granted to the NEOs during the fiscal year ended March 31, 2015.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Target) (1)	Estimated Future Payouts Under Equity Incentive Plan Awards (Target) (2)	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Underlying Options	Exercise or Base Price of Option Awards (3)	Grant Date Fair Value of Stock and Option Awards (4)
Vikram Verma	--	$434,050	--	--	--	--	--
	10/21/14	--	142,332 (5)	--	--	--	$791,057
	10/21/14	--	147,792 (6)	--	--	--	$765,035
	10/21/14	--	--	115,572 (7)	--	--	$792,824
	10/21/14	--	--	--	192,624 (8)	$6.86	$775,947

Bryan R. Martin	--	$165,000	--	--	--	--	--
	10/21/14	--	13,344 (5)	--	--	--	$71,724
	10/21/14	--	13,856 (6)	--	--	--	$74,164
	10/21/14	--	--	32,504 (7)	--	--	$222,977
	10/21/14	--	--	--	54,176 (8)	$6.86	$218,237

Mary Ellen
Genovese	--	$105,542	--	--	--	--	--
	7/22/14	--	--	24,024 (7)	--	--	$180,660
	7/22/14	--	--	--	34,184 (9)	$7.52	$133,164
	10/21/14	--	33,360 (5)	--	--	--	$179,310
	10/21/14	--	34,640 (6)	--	--	--	$185,411
	10/21/14	--	--	--	189,612 (8)	$6.86	$763,814

Dan Weirich	--	$183,225	--	--	--	--	--

Darren Hakeman	--	$134,063	--	--	--	--	--
	10/21/14	--	13,344 (5)	--	--	--	$71,724
	10/21/14		13,856 (6)	--	--	--	$74,164
	10/21/14	--	--	--	108,352 (8)	$6.86	$436,474

Puneet Arora	1/20/2015	--	21,381 (5)	--	--	--	$114,923
	1/20/2015	--	22,201 (6)	--	--	--	$118,831
	1/20/2015	--	--	34,722 (7)	--	--	$310,067
	1/20/2015	--	--	--	117,702 (10)	$8.93	$614,758

(1) The amounts reported in the "Estimated Possible Payouts under Non-Equity Incentive Plan Awards" column represent the annual bonuses payable pursuant to the MIP. For a discussion of the fiscal 2015 MIP, see "Compensation Discussion and Analysis - Annual Cash Incentive Awards" above.
(2) The amounts reported in the "Estimated Future Payments under Equity Incentive Plan Awards" column represent the number of shares of our common stock subject to performance-based restricted stock unit awards granted to the named executive officers during fiscal 2015. The shares of common stock subject to these awards could be earned upon achievement of the performance conditions established by the Compensation Committee in connection with the awards. The performance conditions of the performance-based restricted stock unit awards are described in "Compensation Discussion and Analysis - Long-Term Incentive Compensation" above. Such awards may, in the discretion of the Compensation Committee, include the right to the equivalent of any dividends on the shares of common stock covered by the award, but any such dividends would be paid only if and when the awards vest.

(3) The exercise price of the options to purchase shares of our common stock is equal to the value of a share of our common stock on the date of grant which the closing market price of our common stock on the NASDAQ Global Select Market ("Nasdaq GSM") on that date.
(4) Represents the aggregate grant date fair value of the stock-based awards granted to the NEOs during fiscal 2015, as computed in accordance with ASC 718. The fair value of each option grant is estimated based on its fair market value on the date of grant using the Black-Scholes option-pricing model. For a detailed discussion of the valuation model and assumptions used to calculate the fair value of our options, refer to note 1 to the consolidated financial statements contained in our 2015 Annual Report on Form 10-K for our fiscal year ended March 31, 2015.
(5) This performance-based restricted stock unit award may be earned based on the achievement of absolute price performance objectives established for our common stock over the award's four-year performance period, subject to the recipient's continued employment with the Company.
(6) This performance-based restricted stock unit award may be earned based on the relative performance of our total shareholder return compared to the NASDAQ Composite Index (^IXIC") over three separate performance periods ending March 31, 2016, March 31, 2017, and March 31, 2018, respectively, subject to the recipient's continued employment with the Company.
(7) This time-based restricted stock unit award vests at the rate of 25% annually from the date of grant, subject to the recipient's continued employment with the Company.
(8) This option to purchase shares of our common stock has a ten-year term, and vest over a period of four years from the date of grant at the rate of 1/48th of the total number of shares of common stock subject to the option on the last day of each full month from the date of grant, subject to the recipient's continued employment with the Company.
(9) This option to purchase shares of our common stock has a ten-year term, and vest over a period of four years from the date of grant at the rate of 1/4th of the total number of shares of common stock subject to the option on July 22, 2015 and 1/36th of the remaining shares on the last day of each full month from the date of grant, subject to the recipient's continued employment with the Company.
(10) This option to purchase shares of our common stock has a ten-year term, and vest over a period of four years from the date of grant at the rate of 1/4th of the total number of shares of common stock subject to the option on January 20, 2016 and 1/36th of the remaining shares on the last day of each full month from the date of grant, subject to the recipient's continued employment with the Company.

FISCAL 2015 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth certain information concerning outstanding equity awards held by the NEOs at March 31, 2015.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)(2)	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested (2)	Market Value of Shares of Stock That Have Not Vested ($)(3)
Vikram Verma	--	--	--	--	16,656 (4)	$139,910
	--	--	--	--	103,500 (5)	$869,400
	--	--	--	--	80,325 (6)	$674,730
	59,375	15,625 (7)	$4.26	1/19/2022	--	--
	112,500	187,500 (8)	$9.70	9/9/2023	--	--
	--	--	--	--	115,572(9)	$970,805
	--	--	--	--	142,332(10)	$1,195,589
	--	--	--	--	147,792(11)	$1,241,453
	20,064	172,560(12)	$6.86	10/21/2024	--	--

Bryan R. Martin	100,000	--	$1.79	8/23/2015	--	--
	100,000	--	$1.27	10/24/2016	--	--
	100,000	--	$1.26	8/28/2017	--	--
	100,000	--	$0.87	9/30/2018	--	--
	--	--	--	--	2,082 (13)	$17,489
	129,165	70,835 (14)	$5.87	8/21/2022	--	--
	31,824	53,040 (15)	$9.74	9/17/2023	--	--
	--	--	--	--	13,808 (16)	$115,987
	--	--	--	--	10,668 (17)	$89,611
	--	--	--	--	32,504 (9)	$273,034
	--	--	--	--	13,344 (10)	$112,090
	--	--	--	--	13,856 (11)	$116,390
	5,643	48,533(12)	$6.86	10/21/2024	--	--

Dan Weirich	--	--	--	--	--	--

Mary Ellen Genovese	--	--	--	--	24,024 (18)	$201,802
	--	34,184 (19)	$7.52	7/22/2024	--	--
	--	--	--	--	33,360 (10)	$280,224
	--	--	--	--	34,640 (11)	$290,976
	--	189,612 (12)	$6.86	10/21/2014	--	--

Darren Hakeman	56,250	93,750 (20)	$9.70	9/9/2023	--	--
	--	--	--	--	25,400 (5)	$213,360
	--	--	--	--	19,650 (6)	$165,060
	--	--	--	--	13,344 (10)	$112,090
	--	--	--	--	13,856 (11)	$116,390
	56,250	93,750 (20)	$9.70	9/9/2023	--	--
	11,285	97,067 (12)	$6.86	10/21/2024	--	--

Puneet Arora	--	--	--	--	34,722 (21)	$291,665
	--	--	--	--	21,381 (22)	$179,600
	--	--	--	--	22,201 (23)	$186,488
	--	117,702 (24)	$8.93	1/20/2025	--	--

(1) Each outstanding stock option has a 10 year term.
(2) The vesting of any unvested shares is subject to the recipient's continuous service.
(3) The market value of unvested stock awards is calculated by multiplying the number of unvested stock awards held by the applicable named executive officers by the closing market price of our common stock on the Nasdaq GSM on March 31, 2015.
(4) Awards granted August 21, 2012. Subject to continuous service of the recipient, 1/4th of the total number of shares vest annually on the grant date anniversary until all of the options have vested.
(5) Awards granted September 9, 2013. Subject to continuous service of the recipient and performance requirements earned based on the absolute price performance of our common stock over a four-year period.
(6) Awards granted September 9, 2013. Subject to continuous service of the recipient and performance requirements to be earned based on TSR over performance periods ending March 31, 2015, March 31, 2016, and March 31, 2017 relative to the NASDAQ Composite Index (^IXIC).
(7) Stock options granted January 19, 2012. Subject to continuous service of the recipient, 1/4th of the total number of shares vested on January 19, 2013, and 1/36th of the remaining shares vest on the last day of each full month thereafter until all stock options have vested.
(8) Stock options granted September 9, 2013. Subject to continuous service of the recipient, 1/4th of the total number of shares vested on September 9, 2014, and 1/36th of the remaining shares vest on the last day of each full month thereafter until all stock options have vested.
(9) Awards granted October 21, 2014. Subject to continuous service of the recipient, 1/4th of the total number of shares vest annually on the grant date anniversary until all of the options have vested.
(10) Awards granted October 21, 2014. Subject to continuous service of the recipient and performance requirements earned based on the absolute price performance of our common stock over a four-year period.
(11) Awards granted October 21, 2014. Subject to continuous service of the recipient and performance requirements to be earned based on TSR over performance periods ending March 31, 2016, March 31, 2017, and March 31, 2018 relative to the NASDAQ Composite Index (^IXIC).
(12) Stock options granted October 21, 2014. Subject to continuous service of the recipient, 1/48th of the total number of shares vest on the last day of each full month until all stock options have vested.
(13) Subject to continuous service of the recipient, 1/16th of the total number of shares vest quarterly on the last day of each three full months after the vesting commencement date thereafter until all of the stock awards have vested. Stock awards granted on April 19, 2011.
(14) Stock options granted August 21, 2012. Subject to continuous service of the recipient, 1/48th of the total number of shares vest on the last day of each full month until all stock options have vested.
(15) Stock options granted September 17, 2013. Subject to continuous service of the recipient, 1/48th of the total number of shares vest on the last day of each full month until all stock options have vested.

(16) Awards granted September 17, 2013. Subject to continuous service of the recipient and performance requirements earned based on the absolute price performance of our common stock over a four-year period.
(17) Awards granted September 17, 2013. Subject to continuous service of the recipient and performance requirements to be earned based on our TSR over performance periods ending March 31, 2015, March 31, 2016, and March 31, 2017 relative to the NASDAQ Composite Index (^IXIC).
(18) Awards granted July 22, 2014. Subject to continuous service of the recipient, 1/4th of the total number of shares vest annually on the grant date anniversary until all of the options have vested.
(19) Stock options granted July 22, 2014. Subject to continuous service of the recipient, 1/4th of the total number of shares vested on July 22, 2015, and 1/36th of the remaining shares vest on the last day of each full month thereafter until all stock options have vested.
(20) Stock options granted September 9, 2013. Subject to continuous service of the recipient, 1/4th of the total number of shares vest on September 9, 2014, and 1/36th of the remaining shares vest on the last day of each full month thereafter until all stock options have vested.
(21) Awards granted January 20, 2015. Subject to continuous service of the recipient, 1/4th of the total number of shares vest annually on the grant date anniversary until all of the options have vested.
(22) Awards granted January 20, 2015. Subject to continuous service of the recipient and performance requirements earned based on the absolute price performance of our common stock over a four-year period.
(23) Awards granted January 20, 2015. Subject to continuous service of the recipient and performance requirements to be earned based on TSR over performance periods ending March 31, 2016, March 31, 2017, and March 31, 2018 relative to the NASDAQ Composite Index (^IXIC).
(24) Stock options granted January 20, 2015. Subject to continuous service of the recipient, 1/4th of the total number of shares vested on January 20, 2016, and 1/36th of the remaining shares vest on the last day of each full month thereafter until all stock options have vested.

FISCAL 2015 OPTION EXERCISES AND STOCK VESTED TABLE

The following table presents, for each of the NEOs, the number of shares of common stock acquired upon the exercise of stock options and the vesting of stock awards during the fiscal year ended March 31, 2015, and the aggregate value realized upon the exercise or vesting of such awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Vikram Verma	--	$--	8,328	$65,375
Bryan R. Martin	50,000	$219,942	12,492	$102,955
Dan Weirich	772,916	$5,144,412	10,410	$83,946
Mary Ellen Genovese	--	$--	--	$--
Darren Hakeman	--	$--	--	$--
Puneet Arora	--	$--	--	$--

(1) The value realized has been calculated by multiplying the number of shares acquired upon exercise by the difference between the exercise price and the closing market price of our common stock on the date of exercise.
(2) The value reported is the closing market price of a share of our common stock on the Nasdaq GSM on the date of vesting multiplied by the number of shares that vested on that date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

All of our named executive officers are subject to our new executive change-in-control and severance policy. The table below quantifies potential payments and other benefits to our named executive officers under this new policy upon (a) a constructive termination of employment in connection with a change-in-control and (b) a constructive termination not in connection with a change of control. The calculations assume that the triggering event took place on March 31, 2015, the last business day of our last completed fiscal year and assumes that the closing price of our common stock on the NASDAQ GSM as of that date was the Transaction Price (i.e., the value of the consideration paid per share of our common stock in the change-in-control) for purposes of determining the satisfaction of performance requirements under their outstanding PSUs.

The payments and other benefits that would be provided to our named executive officers in the event of a constructive termination in connection with a change-in-control-and the meaning of the term "in connection with a change-in-control"-are described above under "Employment Agreements-Executive Change-in-Control and Severance Policy-Change-in-Control."

As described above under "Employment Agreements-Executive Change-in-Control and Severance Policy-Change-in-Control," the occurrence of a change-in-control would not by itself result in any payment or the provision of any other benefits to a named executive officer. However, the satisfaction of the performance targets under the named executive officer's PSUs will be determined as of the date of such change-in-control, based on the Transaction Price. The shares subject to such PSUs will be deemed earned as of such date to the extent the performance targets as computed on this basis have been satisfied, but the awards will remain subject to any remaining service, or time-based vesting, requirements, unless the named executive officer is terminated in connection with the change-in-control.

Name	Cash Severance Payment	Bonus Payment	Value of Accelerated Stock Awards (1)	Acceleration of Stock Options Unvested (2)	Health Care and Miscellaneous Benefits (3)	Total Payout
Vikram Verma
Constructive termination in connection with change-in-control	$445,400	$434,050	$1,421,078	$330,430	$18,969	$2,649,927

Bryan R. Martin
Constructive termination in connection with change-in-control	$275,000	--	$319,620	$253,953	$2,428	$851,001

Mary Ellen Genovese
Constructive termination in connection with change-in-control	$315,500	--	$274,546	$322,084	$27,428	$939,558

Darren Hakeman
Constructive termination in connection with change-in-control	$275,000	--	$29,098	$149,483	$25,121	$478,702

Puneet Arora
Constructive termination in connection with change-in-control	$275,000	--	$323,904	--	$ 27,405	$626,309

The payments and other benefits that would be provided to our named executive officers in the event of a constructive termination not in connection with a change-in-control are described above under "Employment Agreements-Executive Change-in-Control and Severance Policy-Severance." None of our named executive officers would be entitled to payments upon any termination of employment other than a constructive termination.

Name	Cash Severance Payment	Bonus Payment	Value of Accelerated Stock Awards (1)	Acceleration of Stock Options Unvested (2)	Health Care and Miscellaneous Benefits (3)	Total Payout
Vikram Verma
Other Constructive Termination	$668,100	$395,189	$312,656	$138,848	$27,704	$1,542,497

Bryan R. Martin
Other Constructive Termination	$275,000	$147,584	--	--	$2,428	$425,012

Mary Ellen Genovese
Other Constructive Termination	$315,500	$104,307	--	--	$27,428	$447,235

Darren Hakeman
Other Constructive Termination	$206,250	$121,921	--	--	$19,216	$347,387

Puneet Arora
Other Constructive Termination	$206,250	$56,250	--	--	$20,929	$283,429

(1) Represents the value of unvested stock awards held by each NEO on March 31, 2015, the vesting of which would be accelerated by the applicable triggering event, based upon the closing market price of $8.40 per share of our common stock on the Nasdaq GSM on March 31, 2015.
(2) The value represented in this column is the number of shares of our common stock subject to stock options for which vesting would be accelerated by the applicable triggering event multiplied by the amount in-the-money (market price less the exercise price) of the stock options as of March 31, 2015.
(3) Includes employer and employee share of medical insurance premiums, 401k match, and other miscellaneous employer provided benefits.

Indemnification Arrangements

We have entered into indemnification agreements with each of our current and former directors and the members of our executive management team, including our NEOs, in addition to the indemnification provided for in our certificate of incorporation and by-laws and the 2013, 2012 and 2006 Stock Plans. Such indemnification agreements require us to indemnify the directors and executive officers to the fullest extent permitted by Delaware law. These agreements, among other things, provide for indemnification of our directors and executive officers for any expenses, including attorneys' fees, judgments, fines, penalties and settlement amounts reasonably incurred by any such person in connection with any threatened, pending or completed action, suit or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or executive officer.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information concerning shares of our common stock that may be issued upon the exercise of stock options and other rights under all of our existing equity compensation plans as of March 31, 2015, including the 2013 New Employee Inducement Incentive Plan, 2012 Equity Incentive Plan, 2006 Stock Plan, and the Purchase Plan.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and Rights	Weighted- Average Exercise Price of Outstanding Options Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the 1st Column of This Table)
Equity Compensation plans approved by security holders	6,856,385	$3.35	6,352,176
Equity Compensation plans not approved by security holders (2)	1,394,043	$0.70	722,727 (1)
Total	8,250,428	$4.06	7,074,903

*	Less than 1%
(1)

The number of securities remaining for issuance consists of 722,727 shares issuable under the 2013 New Employee Inducement Incentive Plan, 5,957,088 shares issuable under the 2012 Equity Incentive Plan, 201,336 shares issuable under the 2006 Stock Plan and 193,752 under the Employee Stock Purchase Plan. All other option plans have expired or been terminated.

(2)

This amount reflects restricted stock units granted in fiscal 2015 in accordance with Rule 5635(c)(4) (formerly Rule 4350(i)(l)(A)(iv)) of the NASDAQ listing rules to new employees as inducements material to their entering into employment with us. Rule 5635(c)(4) requires all such awards to be approved by the Compensation Committee or a majority of the independent directors on our Board, but does not require stockholder approval of these awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of June 2, 2015 by:

  each person (or group of affiliated persons) who is known by us to own beneficially 5% or more of our common stock;
  each of our directors and nominees for election as directors;
  each of the Named Executive Officers; and
  all directors and officers as a group.

Ownership information is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the SEC. Under such rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power, and also includes any shares that the person has the right to acquire within 60 days of the date as of which the beneficial ownership determination is made. Applicable percentages are based upon 88,172,901 voting shares issued and outstanding as of June 2, 2015, and treating any shares that the holder has the right to acquire within sixty days as outstanding for purposes of computing their percent ownership. Unless otherwise noted, the address of the beneficial owner is c/o 8x8, Inc. 2125 O'Nel Drive, San Jose, CA 95131.

Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Named Executive Officers & Directors(1):
Guy L. Hecker, Jr.	1,065,847	1.2%
Bryan Martin	939,575	1.1%
Vikram Verma	422,475	0.5%
Darren Hakeman	102,647	0.1%
Eric Salzman	80,718	0.1%
Ian Potter	64,375	0.1%
Mary Ellen Genovese	42,085	*
Jaswinder Pal Singh	32,812	*
Puneet Arora	--	*
Vladimir Jacimovic	--	*
Dan Weirich	--	*
All officers and directors as a group (10 persons)	2,750,534	3.1%
5% Stockholders:
BlackRock, Inc.(2)	10,001,244	11.3%
The Vanguard Group(3)	4,783,097	5.4%
FMR, LLC(4)	4,409,350	5.0%

___________________

*	Less than 1%
(1)

Includes the following number of shares (rounded) of options that were exercisable and/or awards expected to vest: Mr. Verma, 239,000; Mr. Martin, 595,000; Major General Hecker, 400,000; Ms. Genovese, 15,000; Mr. Hakeman, 89,000 Mr. Salzman, 64,000; Mr. Potter, 34,000; Dr. Singh, 33,000; Mr. Jacimovic, 25,000; Mr. Weirich, 0; and all directors and officers as a group, 1,494,000.

(2)

This information is based solely on Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 9, 2015 reporting share ownership as of December 31, 2014. Blackrock Inc. has sole dispositive and voting power of all of the shares beneficially owned. This principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(3)

This information is based solely on Schedule 13G/A filed with the SEC by FMR LLC on February 13, 2015 reporting share ownership as of December 31, 2014. FMR LLC share the dispositive and voting power of all of the shares beneficially owned. The principal business address of FMR LLC is 245 Summer Street, Boston, Massachusetts, 02210.

(4)

This information is based solely on Schedule 13G filed with the SEC by The Vanguard Group on February 10, 2015 reporting share ownership as of December 31, 2014. The Vanguard Group share the dispositive and voting power of all of the shares beneficially owned. The principal business address of The Vanguard Group is 100 Vanguard Blvd. Malvern, Pennsylvania 19355.

STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

We expect to hold the 2016 Annual Meeting of Stockholders on a date that is no more than 30 days earlier than the anniversary date of the 2015 Annual Meeting. To be considered for inclusion in our proxy statement relating to the 2016 Annual Meeting of Stockholders, stockholder proposals pursuant to Rule 14a-8 of Regulation 14A under the Securities Exchange Act of 1934 must be received a reasonable time before the date we make available our proxy materials for the 2016 Annual Meeting of Stockholders, but in no event later than February 25, 2016.

For any other business to be properly submitted by a stockholder for the 2016 Annual Meeting of Stockholders, the stockholder must give us proper and timely notice in writing. For stockholder proposals other than nominations for election to the Board to be considered timely for the 2016 Annual Meeting of Stockholders, the stockholder's notice must be delivered to or mailed and received by the Secretary not less than 90 days nor more than 120 days in advance of the anniversary of the release date of this Proxy Statement for the 2015 Annual Meeting, except as provided otherwise in our by-laws. Stockholder proposals for nomination of a candidate for director must be delivered to or mailed and received by the Secretary not less than 90 days or more than 120 days in advance of the anniversary date of the 2015 Annual Meeting, except as provided otherwise in our by-laws. All stockholder proposals must be addressed to the attention of our Secretary at our principal office and contain the information required by our by-laws and applicable SEC rules.

OTHER MATTERS

Our Board knows of no other matters to be presented for stockholder action at the 2015 Annual Meeting. However, if other matters do properly come before the 2015 Annual Meeting or any adjournments or postponements thereof, our Board intends that the persons named in the proxies will vote upon such matters in accordance with the best judgment of the proxy holders.

BY ORDER OF THE BOARD

San Jose, CA June 25, 2015	Bryan R. Martin Chairman

8x8, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ **PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - GUY L. HECKER, JR.	☐	☐	02 - BRYAN R. MARTIN	☐	☐	03 - VIKRAM VERMA	☐	☐
04 - ERIC SALZMAN	☐	☐	05 - IAN POTTER	☐	☐	06 - JASWINDER PAL SINGH	☐	☐
07 - VLADIMIR JACIMOVIC	☐	☐						

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B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears on your stock certificate. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should insert their titles.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 2 4 3 3 7 2 2 +

024AWA

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

8x8, Inc.

Proxy — 8X8, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JULY 23, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of 8x8, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, and hereby appoints Vikram Verma and Mary Ellen Genovese, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf of the undersigned, to represent the undersigned at the 2015 Annual Meeting of Stockholders of 8x8, Inc. to be held at the offices of the Company at 2125 O'Nel Drive, San Jose, California 95131 on Thursday, July 23, 2015 at 10:00 a.m., PDT time, and at any adjournment or adjournments thereof, and to vote all shares of the Company's voting securities that the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side hereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREIN. IF NO SPECIFICATION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE PERSONS AND THE PROPOSALS ON THE REVERSE SIDE HEREOF AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXYHOLDERS DEEM ADVISABLE. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO TRANSACT ANY OTHER BUSINESS AND VOTE ON ANY OTHER MATTERS REFERRED TO IN SEC RULE 14a-4 THAT MAY PROPERLY COME BEFORE THE MEETING.

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

8x8, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
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C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 AM, PST July 23rd, 2015.

Vote by Internet

- Go to **www.investorvote.com/EGHT**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

Nominee	For	Withhold
01 - GUY L. HECKER, JR.	☐	☐
02 - BRYAN R. MARTIN	☐	☐
03 - VIKRAM VERMA	☐	☐
04 - ERIC SALZMAN	☐	☐
05 - IAN POTTER	☐	☐
06 - JASWINDER PAL SINGH	☐	☐
07 - VLADIMIR JACIMOVIC	☐	☐

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B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears on your stock certificate. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should insert their titles.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 J N T

1 U P X 2 4 3 3 7 2 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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024AVA

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

8x8, Inc.

Proxy — 8X8, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JULY 23, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of 8x8, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, and hereby appoints Vikram Verma and Mary Ellen Genovese, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf of the undersigned, to represent the undersigned at the 2015 Annual Meeting of Stockholders of 8x8, Inc. to be held at the offices of the Company at 2125 O'Nel Drive, San Jose, California 95131 on Thursday, July 23, 2015 at 10:00 a.m., PDT time, and at any adjournment or adjournments thereof, and to vote all shares of the Company's voting securities that the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side hereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREIN. IF NO SPECIFICATION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE PERSONS AND THE PROPOSALS ON THE REVERSE SIDE HEREOF AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXYHOLDERS DEEM ADVISABLE. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO TRANSACT ANY OTHER BUSINESS AND VOTE ON ANY OTHER MATTERS REFERRED TO IN SEC RULE 14a-4 THAT MAY PROPERLY COME BEFORE THE MEETING.

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.